SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☑ Filed by the Registrant	☐ Filed by a party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Vulcan Materials Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

2017 PROXY STATEMENT & NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder,

I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders on Friday, May 12, 2017, at 9:00 a.m., local time, at the Grand Bohemian Hotel, 2655 Lane Park Road, Birmingham, Alabama 35223. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this proxy statement.

On or about March 27, 2017, we began mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2016 Annual Report to Shareholders, via the Internet. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of the Notice of Annual Meeting, proxy statement, proxy card and 2016 Annual Report to Shareholders, which we also began mailing on or about March 27, 2017. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Copies of our Notice of Annual Meeting, proxy statement, proxy card and 2016 Annual Report to Shareholders are available at www.proxyvote.com.

Your vote is important. Whether you own one share or many, your prompt vote is greatly appreciated. It is important that your shares of common stock be represented at the Annual Meeting so that a quorum may be established. Even if you plan to attend the Annual Meeting in person, please read the proxy materials carefully and then vote your proxy as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card. Additional information is provided in the proxy materials. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Thank you for your ongoing support and continued interest in Vulcan, and I look forward to welcoming you to our Annual Meeting.

March 27, 2017

Sincerely yours,

J. THOMAS HILL

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

Meeting Date:     Friday, May 12, 2017

Meeting Time:    9:00 a.m., local time

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders of Vulcan Materials Company will be held at the Grand Bohemian Hotel, 2655 Lane Park Road, Birmingham, Alabama 35223, on Friday, May 12, 2017, at 9:00 a.m., local time, for the following purposes:

•	To elect four nominees as directors;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017; and

•	To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 15, 2017 are entitled to receive notice of, to attend and to vote at the Annual Meeting. Whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet, or, if you have received a paper copy of the proxy card, you may choose to vote by telephone or by mailing your proxy card.

March 27, 2017

By Order of the Board of Directors,

JERRY F. PERKINS JR.

General Counsel and Secretary

PROXY STATEMENT TABLE OF CONTENTS

Vulcan 2017 Proxy Statement	TABLE OF CONTENTS

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in our corporate governance documents on our website at www.vulcanmaterials.com. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement before voting.

VOTING YOUR SHARES

Your vote is important. You may vote if you were a shareholder at the close of business on March 15, 2017, the record date for the Annual Meeting. You may vote in person at the Annual Meeting or submit a proxy over the Internet. If you have received a paper copy of the proxy card (or if you request a paper copy of the materials), you may submit a proxy by telephone or by mail.

VIA THE INTERNET www.proxyvote.com	BY MAIL Complete, sign, date and return your proxy card in the envelope provided

BY TELEPHONE Call the number located on your proxy card	IN PERSON Attend the Annual Meeting and vote by ballot

If you submit your proxy by telephone or over the Internet, you do not need to return your proxy card by mail.

PROPOSALS

Proposal For Your Vote	Board Voting Recommendation	Vote Required	Page
PROPOSAL 1: Election of Directors	FOR each nominee	Majority of Votes Cast	5
PROPOSAL 2: Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers (Say on Pay)	FOR	Majority of Votes Cast	12
PROPOSAL 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Say on Pay Frequency)	1 YEAR	Majority of Votes Cast	13
PROPOSAL 4: Ratification of Appointment of Deloitte & Touche	FOR	Majority of Votes Cast	14

2016 PERFORMANCE RESULTS

The following key metrics reflect our continued improvement in financial performance over the last three fiscal years. We manage and measure our business performance with a significant focus on Adjusted EBITDA and Cash Gross Profit per Ton for Aggregates. We emphasize these metrics because we believe they closely correlate to long-term shareholder value. We also believe that Total Net Earnings and Gross Profit for Aggregates are important metrics in evaluating the company’s operational and financial performance.

Note: Adjusted EBITDA and Cash Gross Profit Per Ton for Aggregates are non-GAAP financial measures. We provide a reconciliation of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures in Annex A to this proxy statement.

2	PROXY SUMMARY	Vulcan 2017 Proxy Statement

2016 PERFORMANCE WAS STRONG IN 2016, OUR TOTAL NET EARNINGS GREW 90% WHILE ADJUSTED EBITDA GREW 16%, REFLECTING OUR FOCUS ON GROWING CASH GROSS PROFIT PER TON FOR AGGREGATES. WHILE OUR BUSINESS IS BENEFITING FROM A GENERAL ECONOMIC AND CONSTRUCTION INDUSTRY RECOVERY, WE ARE LEVERAGING THIS TO PRODUCE MORE PROFIT PER TON.
Please see information relating to nominees standing for election at the Annual Meeting beginning on page 7 of this proxy statement

BOARD REFRESHMENT AND DIVERSITY

The Board seeks a mix of directors with qualities that achieve the goal of a high-functioning, diverse Board. All of our directors, other than Tom Hill, our Chairman, President and CEO, are independent. Each of our directors has proven leadership, sound judgment, integrity and a commitment to the success of our company. Since 2009, we have had a number of members retire from the Board and have sought as replacements diverse leaders with skills in different areas important to oversee the management of our company.

2016 COMPENSATION HIGHLIGHTS

At our 2016 Annual Meeting of Shareholders, over 98% of votes cast were in favor of the compensation of our named executive officers (NEOs). During 2016, the Compensation Committee made a number of enhancements to our compensation program, including (i) implementing a new peer group to better reflect companies that generally are impacted by the same economic factors affecting Vulcan and (ii) adding a “double-trigger” requirement for the vesting of long-term incentive awards under our 2016 Omnibus Long-Term Incentive Plan (2016 Plan) upon a change of control of the company.

We encourage you to read the more detailed description of our compensation program in “Compensation Discussion and Analysis” beginning on page 27 before voting on Proposal 2: Advisory Vote on Compensation of Our Named Executive Officers.

Vulcan 2017 Proxy Statement	PROXY SUMMARY	3

CEO COMPENSATION Compensation package at 41% of market and over 84% of compensation is performance-based Please see information relating to nominees standing for election at the Annual Meeting beginning on page 6 of this proxy statement

2016 COMPENSATION DECISIONS

Set forth below is the 2016 compensation for our NEOs. The table is not a substitute for, and should be read together with, the Summary Compensation Table on page 47, which presents 2016 NEO compensation in accordance with disclosure rules of the Securities and Exchange Commission (SEC) and includes additional compensation elements and other important information.

Name and Principal Position	Base Salary ($)		Short-Term Performance Bonus ($)	Performance Share Units(1) ($)	Stock Only Stock Appreciation Rights(2) ($)	Total ($)
Tom Hill Chairman, President and Chief Executive Officer	941,670		2,264,000	2,826,194	937,320	6,969,184
John McPherson Executive Vice President, Chief Financial and Strategy Officer	773,334		1,778,000	2,124,034	706,640	5,382,008
Stan Bass Chief Growth Officer	554,258	(3)	892,000	816,261	271,560	2,534,079
Michael Mills Chief Administrative Officer	530,508		898,000	816,261	271,560	2,516,329
David Clement President, Central Division	330,504		384,000	245,756	81,760	1,042,020

(1)	Dollar value of 2016 Performance Share Units (PSUs) at “target.” Actual pay delivered or realized for PSUs will be determined in the first quarter of 2020 and may range from zero to 200% of the target shares. PSUs vest at the end of a four-year period to the extent that the company has met the required performance goals. See footnote (1) to the Summary Compensation Table on page 47 for an explanation of determination of value for PSUs.
(2)	Dollar value of 2016 Stock Only Stock Appreciation Rights (SOSARs). SOSARs vest over 4 years beginning on the first anniversary of the grant date. See footnote (1) to the Summary Compensation Table on page 47 for explanation of determination of value for SOSARs.
(3)	In 2016, Mr. Bass’ base salary included a regional supplement of $20,750.

4	PROXY SUMMARY	Vulcan 2017 Proxy Statement

PROPOSAL 1. ELECTION OF DIRECTORS

Our constituent documents provide that our Board shall be divided into three classes, with the term of office of one class expiring each year. At the Annual Meeting, one individual will be elected to serve as a member of our Board for a two-year term expiring in 2019, and three individuals will be elected for three-year terms expiring in 2020, or until their successors have been duly elected and qualified. Our Board, upon the recommendation of the Governance Committee, has nominated David P. Steiner as a director to serve a two-year term expiring in 2019, and O.B. Grayson Hall, Jr., James T. Prokopanko and Kathleen Wilson-Thompson as directors to serve three-year terms expiring in 2020. Mr. Steiner was elected to the Board in February 2017 to fill a vacancy and, in accordance with New Jersey law, must stand for election at the Annual Meeting to continue his service. The terms of Douglas J. McGregor and Vincent J. Trosino will expire at the Annual Meeting and, in accordance with the company’s director retirement policy in its bylaws and Corporate Governance Guidelines, each will retire as a director of the company and will not stand for re-election at the Annual Meeting. Each of the nominees has consented to be named in this proxy statement and to serve if elected, and our Board has no reason to believe that any of the persons nominated will be unable to serve as a director. The Board believes that each of the four nominees is highly qualified and has experience, skills, backgrounds and attributes that qualify each of them to serve as a director of Vulcan.

In accordance with the bylaws of our company, our Board of Directors is required to be composed of not fewer than nine nor more than 13 directors. The number of directors may be set by a resolution adopted by a majority of our Board of Directors, and our charter provides that any vacancies on the Board, including vacancies resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors.

DIRECTOR QUALIFICATIONS

Directors are responsible for reviewing and approving corporate strategy and overseeing the management of our company to assure that the long-term interests of the shareholders are being served. The Board believes that there are general skills and characteristics required for service on the Board of Directors that are applicable to all directors. Additionally, the Board needs a diverse skill set among its members to ensure that the Board is able to respond to the needs of management and the company. The Governance Committee believes that each director nominee has an established record of accomplishments and possesses the general qualifications set forth below.

GENERAL QUALIFICATIONS

The Governance Committee, along with the Board, is responsible for reviewing on an annual basis the requisite skills and characteristics of Board members and nominees to the Board. The Governance Committee considers, among other factors:

•	high ethical standards

•	independence

•	experience

•	sound business judgment

•	ability to devote the time and effort necessary to fulfill responsibilities to the Board

The Board and the Governance Committee require that each director be a person of high integrity with a proven record of success. The Board does not have specific diversity quotas, but considers race, ethnicity, gender, age, education and professional experiences in evaluating candidates for the Board.

INDIVIDUAL QUALIFICATIONS FOR DIRECTORS

The Board believes that a number of particular qualifications, attributes, skills and experiences are desirable for the Board as a whole. These include:

•	financial and audit committee experience

•	knowledge of the company’s industry and related industries

•	relevant chief executive officer/president experience

•	public company experience

•	government or political expertise

•	human resources experience

•	safety, health and environment expertise

•	legal and risk management experience

•	logistics and transportation expertise

•	technology and IT experience

•	diversity of race, ethnicity or gender

Vulcan 2017 Proxy Statement	PROPOSAL 1. ELECTION OF DIRECTORS	5

Nominee for Election to the Board of Directors: Two-Year Term Expiring in 2019

DAVID P. STEINER Director since 2017 Age: 57 Committees: Governance; Safety, Health and Environmental Affairs Other Public Company Directorships: FedEx Corporation

CAREER HIGHLIGHTS:

Retired; Former President and Chief Executive Officer of Waste Management, Inc., Houston, Texas (a leading provider of integrated waste management services in North America) from March 2004 to November 2016.

SKILLS AND QUALIFICATIONS:

•  Mr. Steiner served as Chief Executive Officer of Waste Management, Inc. from March 2004 to November 2016. Prior to being named CEO, he served in a variety of capacities with Waste Management, Inc., including as Executive Vice President and Chief Financial Officer from 2003 to 2004, and as Senior Vice President, General Counsel and Corporate Secretary from 2001 to 2003.

•  He serves on the Board of Directors of FedEx Corporation, and formerly served on the boards of TE Connectivity Ltd. (previously known as Tyco Electronics, Ltd.) and Waste Management, Inc.

•  Mr. Steiner earned his bachelor’s degree in accounting from Louisiana State University and holds a Juris Doctorate from University of California, Los Angeles, School of Law.

•  Mr. Steiner brings to our Board valuable insight into business, leadership and management issues facing large industrial companies. His experience as CEO of Waste Management, Inc. and as chair of the nominating and governance committee of FedEx Corporation makes him well qualified to serve on our Governance and Safety, Health and Environmental Affairs Committees. Additionally, he brings to our Board a strong legal background with an exemplary record of operational excellence and performance.

6	PROPOSAL 1. ELECTION OF DIRECTORS	Vulcan 2017 Proxy Statement

Nominees for Election to the Board of Directors: Three-Year Term Expiring in 2020

O. B. GRAYSON HALL, JR. Director since 2014 Age: 59 Committees: Executive; Finance; Governance Other Public Company Directorships: Regions Financial Corporation

CAREER HIGHLIGHTS:

Chairman, President and Chief Executive Officer of Regions Financial Corporation, Birmingham, Alabama (one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services) and Regions Bank since 2013; President and Chief Executive Officer (2010—2013) and Vice Chairman (2008—2010).

SKILLS AND QUALIFICATIONS:

•  Mr. Hall is Chairman, President and Chief Executive Officer of Regions Financial Corporation, a leading commercial bank in the United States. Since joining Regions in 1980, he has served in roles of increasing responsibility, including operations, technology, and commercial banking.

•  Mr. Hall serves on the Board of Directors of Regions Financial Corporation. In addition, he is a Class A Director of the Federal Reserve Bank of Atlanta and serves on the board of Alabama Power Company, a wholly-owned subsidiary of Southern Company.

•  He is active in many civic and leadership organizations, including the Economic Development Partnership of Alabama and the Birmingham Business Alliance.

•  He graduated from the University of the South with a bachelor’s degree in economics. He also received a Master of Business Administration from the University of Alabama and is a graduate of the Stonier Graduate School of Banking, University of Pennsylvania.

•  Mr. Hall brings extensive management and business experience to our Board as well as a deep understanding of complex issues facing public companies. As chief executive officer of Regions, he provides our Board with valuable experience in banking, finance and capital markets.

JAMES T. PROKOPANKO Director since 2009 Age: 63 Committees: Compensation; Executive; Governance Other Public Company Directorships: Regions Financial Corporation Xcel Energy Inc.

CAREER HIGHLIGHTS:

Retired; Senior Advisor of The Mosaic Company, Plymouth, Minnesota (a leading producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry) from August 2015 to January 2016; President and Chief Executive Officer from 2007 until August 2015.

SKILLS AND QUALIFICATIONS:

•  Mr. Prokopanko served as Senior Advisor of The Mosaic Company from August 2015 to January 2016. He joined Mosaic in 2006 and served as President and Chief Executive Officer from January 2007 to August 2015, and as Executive Vice President and Chief Operating Officer from July 2006 to January 2007. Prior to that, he was with Cargill, Inc., where he served in a wide range of leadership positions, including as Corporate Vice President of Cargill Procurement, a leader of Cargill’s Ag Producer Services Platform, and Vice President of the North America crops inputs business.

•  Mr. Prokopanko has a bachelor’s degree in computer science from the University of Manitoba and a Master of Business Administration from the University of Western Ontario.

•  His experience serving as the principal interface between management and the board at a New York Stock Exchange (NYSE) company facilitates his service as lead director of our company as well as our Board’s performance of its oversight function. His executive management experience provides our Board with valuable insight into business, leadership and management issues. Additionally, he brings to our Board considerable knowledge of issues facing a company engaged in mineral extraction.

Vulcan 2017 Proxy Statement	PROPOSAL 1. ELECTION OF DIRECTORS	7

Nominees for Election to the Board of Directors: Three-Year Term Expiring in 2020

KATHLEEN WILSON-THOMPSON Director since 2009 Age: 59 Committees: Compensation; Executive; Safety, Health and Environmental Affairs

CAREER HIGHLIGHTS:

Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., Deerfield, Illinois (a drugstore chain), since January 2015. Senior Vice President and Chief Human Resources Officer of Walgreen Co. from January 2010 to December 2014. Senior Vice President, Global Human Resources of The Kellogg Company, Battle Creek, Michigan (a retail food manufacturer and distributor), from July 2005 to January 2010. Vice President and Chief Labor and Employment Counsel of U.S. Business Portfolio from 2000 to 2005.

SKILLS AND QUALIFICATIONS:

•  Ms. Wilson-Thompson is responsible for strategy and delivery of all human resources-related activities at Walgreens, the nation’s largest drug store chain, and also is responsible for all strategy and delivery of HR related activities globally for Walgreens Boots Alliance, Inc., the global leader in pharmacy-led health and well-being retail with over 13,000 stores in 11 countries.

•  Ms. Wilson-Thompson earned a bachelor’s degree in literature from the University of Michigan and a Juris Doctorate and a master of law from Wayne State University.

•  She serves on the NAACP Foundation. She was also named to Black Enterprise’s 2015 “50 Most Powerful Women in America.”

•  As a result of her senior leadership positions in human resources at both Walgreens and Kellogg, Ms. Wilson-Thompson brings to our Board valuable experience in executive compensation and managing personnel, human resource and organization issues that face a labor-intensive industry.

8	PROPOSAL 1. ELECTION OF DIRECTORS	Vulcan 2017 Proxy Statement

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Directors Continuing in Office: Terms Expiring in 2018

THOMAS A. FANNING Director since 2015 Age: 60 Committees: Audit; Compensation Other Public Company Directorships: Southern Company

CAREER HIGHLIGHTS:

Chairman of the Board, President and Chief Executive Officer of Southern Company, Atlanta, Georgia (a leading U.S. producer of energy) since 2010.

SKILLS AND QUALIFICATIONS:

•  Mr. Fanning is Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity. He has worked for Southern Company for more than 30 years and has held 15 different positions in eight different business units, including numerous officer positions with a variety of Southern Company subsidiaries in the areas of finance, strategy, international business development and technology.

•  Mr. Fanning previously was Chief Financial Officer of Southern Company, where he was responsible for the accounting, finance, tax, investor relations, treasury and risk management functions.

•  He currently serves as Chairman of the Federal Reserve Bank of Atlanta and as Vice Chairman of the Federal Reserve Bank of the U.S. Council of Chairs. Mr. Fanning plays a national role in leading efforts to prevent and respond to cyber and physical terrorism for the U.S. electric system.

•  He has undergraduate and masters degrees from the Georgia Institute of Technology, and has completed several executive education programs.

•  As CEO of a large public utility, Mr. Fanning provides our Board with valuable business, leadership, and management skills. His prior service as CFO of Southern Company and as a director of The St. Joe Company (2005—2011) makes him well qualified to serve on our Audit Committee. Additionally, he brings to our Board a deep understanding of key issues facing an industrial company, including governmental and regulatory issues, and safety, health and environmental matters.

J. THOMAS HILL Director since 2014 Age: 58 Committees: Executive

CAREER HIGHLIGHTS:

Chairman of the Board of the company since January 2016 and President and Chief Executive Officer since July 2014.

SKILLS AND QUALIFICATIONS:

•  Mr. Hill is Chairman, President and Chief Executive Officer of the company. He has been with the company for more than 25 years, serving in a variety of operations and general management assignments of increasing responsibility. Prior to being named Chairman, President and CEO, he served as Executive Vice President and Chief Operating Officer from January 2014 until July 2014, and Senior Vice President—South Region from December 2011 to December 2013. He also served as president of the company’s former Florida Rock Division and its Southwest Division.

•  Mr. Hill has served in leadership positions in a number of industry trade groups, including the Texas Concrete and Aggregates Association, the Florida Concrete and Products Association, and the National Stone, Sand and Gravel Association. In addition, he serves on the boards of the United Way of Central Alabama, the Birmingham Business Alliance, and the Economic Development Partnership of Alabama.

•  He is a graduate of the University of Pittsburgh and the Wharton School of Business, Executive Management Program.

•  Mr. Hill has over 30 years experience in the aggregates industry, including extensive experience with the company in operations and management over a wide variety of geographic regions.

Vulcan 2017 Proxy Statement	PROPOSAL 1. ELECTION OF DIRECTORS	9

Directors Continuing in Office: Terms Expiring in 2018

CYNTHIA L. HOSTETLER Director since 2014 Age: 54 Committees: Audit; Executive; Finance

CAREER HIGHLIGHTS:

Trustee of Aberdeen International Funds, New York, New York (international mutual funds) since 2013. Director of TriLinc Global Impact Fund, LLC, Los Angeles, California (international investment fund) since 2013. Trustee of Invesco Ltd., Atlanta, Georgia (international mutual funds) since 2017. Director of Artio Global Funds, New York, New York (international mutual funds) from 2010 until 2013. Director of Edgen Group Inc., Baton Rouge, Louisiana (energy infrastructure) from 2012 to 2014.

SKILLS AND QUALIFICATIONS:

•  Ms. Hostetler has served as a trustee of Aberdeen International Funds and as a director of TriLinc Global Impact Fund, LLC since 2013. She also was elected as a trustee of Invesco Ltd. in 2017. She previously served as a director of Artio Global Funds and Edgen Group.

•  She is the former head of Private Equity and Vice President of Investment Funds at the Overseas Private Investment Corporation, and a former president of a regional bank and bank holding company.

•  Ms. Hostetler began her career as a corporate lawyer with Simpson Thatcher & Bartlett in New York.

•  Ms. Hostetler earned her bachelor’s degree from Southern Methodist University, and holds a Juris Doctorate from the University of Virginia School of Law.

•  Ms. Hostetler brings to our Board significant financial, investment and audit committee experience, and has developed risk assessment skills through her bank, private equity and mutual fund leadership. She is an experienced public and investment company board member, having served on a number of public and private company boards, with committee chairmanships that include nominating and governance and investment management.

RICHARD T. O’BRIEN Director since 2008 Age: 63 Committees: Audit; Executive; Safety, Health and Environmental Affairs Other Public Company Directorships: Xcel Energy Inc.

CAREER HIGHLIGHTS:

Former President and Chief Executive Officer of Boart Longyear Limited, Salt Lake City, Utah (an international provider of drilling services, drilling equipment and performance tooling for mining and drilling companies) from April 2013 until October 2015. Chief Executive Officer of Newmont Mining Corporation, Greenwood Village, Colorado (an international gold production company) from 2007 until February 2013.

SKILLS AND QUALIFICATIONS:

•  Mr. O’Brien served as President and CEO of Boart Longyear Limited from April 2013 to October 2015. He previously served as CEO of Newmont Mining Corporation from July 2007 to February 2013, and before that as its President and CFO.

•  His work includes extensive experience with NYSE-listed companies in finance and accounting, operations and strategic business planning.

•  Mr. O’Brien previously served as a director of Newmont Mining Corporation (2007—2013) and Inergy L.P. (2006—2012).

•  Mr. O’Brien earned his bachelor’s degree in economics from the University of Chicago and holds a Juris Doctorate from Lewis and Clark Law School.

•  Having served as CFO of four different public companies, Mr. O’Brien provides the Board with considerable experience and acumen in financial reporting and accounting matters.

•  As a result of his tenure as CEO and CFO of Newmont Mining, Mr. O’Brien brings to the Board significant experience and knowledge of the mining and mineral extraction industry. This gives him insight into the risks facing the company and provides him with the tools to effectively assist in managing those risks.

10	PROPOSAL 1. ELECTION OF DIRECTORS	Vulcan 2017 Proxy Statement

Director Continuing in Office: Term Expiring in 2019

LEE J. STYSLINGER, III Director since 2013 Age: 56 Committees: Compensation; Safety, Health and Environmental Affairs Other Public Company Directorships: Regions Financial Corporation Workday, Inc.

CAREER HIGHLIGHTS:

Chairman and Chief Executive Officer of Altec, Inc., Birmingham, Alabama (a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries globally) since 1997 (CEO) and 2011 (Chairman).

SKILLS AND QUALIFICATIONS:

•  Mr. Styslinger serves as Chairman and CEO of Altec, and has over 20 years’ experience leading companies engaged in the heavy equipment industry.

•  He serves on the boards of many educational, civic and leadership organizations, including the Harvard Business School, the National Association of Manufacturers and the Northwestern University College of Arts and Sciences. He was appointed to the President’s Export Council, advising the President of the United States on international trade policy from 2006 to 2008.

•  He received his Bachelor of Arts from Northwestern University and a Master of Business Administration from Harvard University.

•  Mr. Styslinger brings to our Board a wealth of management and business experience running a large company in today’s global market. Additionally, his expertise in the heavy equipment industry greatly benefits Vulcan, which is a major purchaser of heavy machinery and equipment.

Vulcan 2017 Proxy Statement	PROPOSAL 1. ELECTION OF DIRECTORS	11

PROPOSAL 2. ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), we are asking shareholders to approve, on an advisory basis, the compensation paid to our named executive officers (NEOs) as disclosed in the Section entitled “Compensation Discussion and Analysis,” and the compensation tables and narrative discussion contained in this proxy statement. While this vote is advisory and not binding on our company, it provides information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

At our 2011 Annual Meeting of Shareholders, our shareholders indicated a preference that the advisory vote on the compensation for our NEOs occur on an annual basis. Therefore, our Board adopted a policy for annual “Say on Pay” advisory votes. In accordance with Section 14A of the Exchange Act, Proposal 3 in this proxy statement once again offers shareholders an opportunity to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation.

At our 2016 Annual Meeting of Shareholders, our shareholders voted over 98% in favor of our “Say on Pay” proposal. We believe this demonstrated strong support for our compensation program and policies. In 2016, we continued to review and make changes to our compensation program, considering new compensation trends and best practices. Please read the “Compensation Discussion and Analysis” Section on pages 27 to 45 for an in-depth look at our compensation program and how it was applied to the performance of our NEOs in 2016.

Based on the foregoing, the Board recommends a vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.”

As an advisory vote, this proposal is not binding on our company. However, our Board and Compensation Committee will consider the outcome of the advisory vote when making future compensation decisions.

12	PROPOSAL 2. ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)	Vulcan 2017 Proxy Statement

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS CONTAINED IN THIS PROXY STATEMENT

PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (SAY ON PAY FREQUENCY)

As described in Proposal 2, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often they believe the advisory vote on executive compensation should occur in the future (a “Say on Pay” frequency proposal). Under this Proposal 3, shareholders may vote to have the “Say on Pay” vote every 1 year, 2 years, or 3 years.

Our shareholders were last presented with a “Say on Pay” frequency proposal at our 2011 Annual Meeting of Shareholders, with the majority of shareholders voting to hold the “Say on Pay” vote every year. We continue to believe that “Say on Pay” votes should be conducted every year so that our shareholders may annually express their views on our executive compensation program. It is expected that the next vote on a “Say on Pay” frequency proposal will occur at our 2023 Annual Meeting of Shareholders.

Shareholders may cast their vote, on an advisory basis, to conduct advisory votes on executive compensation every “1 year,” “2 years,” or “3 years,” or “abstain.” The frequency option that receives a majority of the votes cast (or the highest number of the votes cast if no frequency option receives a majority) will be considered the shareholders’ preference for the frequency of future advisory votes on executive compensation.

As an advisory vote, this proposal is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a “Say on Pay” vote.

Vulcan 2017 Proxy Statement	PROPOSAL 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (SAY ON PAY FREQUENCY)	13

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “1 YEAR” ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is composed solely of independent directors, has appointed Deloitte & Touche LLP as the independent registered public accounting firm for our company and its subsidiaries for the fiscal year ending December 31, 2017. The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet and the related statements of consolidated comprehensive income, consolidated shareholders’ equity and consolidated statements of cash flows of our company and its subsidiaries; to audit our internal controls over financial reporting; and to perform such other appropriate accounting services as may be required and approved by the Audit Committee. Although shareholder ratification is not required, our Board is seeking shareholder ratification as a matter of good corporate governance. Even if the appointment of Deloitte & Touche LLP is ratified by a majority of the votes cast at the meeting, the Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the year, if it believes such appointment is in the best interests of the company and the shareholders. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for future years.

The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm is expected to be present at the meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

14	PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Vulcan 2017 Proxy Statement

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS

We take our corporate governance responsibilities very seriously and have adopted Corporate Governance Guidelines that provide a framework for the governance of our company. These Corporate Governance Guidelines build on practices that we have followed for many years and demonstrate our continuing commitment to corporate governance excellence.

Our Board, with recommendations from our Governance Committee, regularly reviews corporate governance developments and adopts appropriate practices as warranted. We have a Business Conduct Policy that applies to all of our employees and directors and deals with a variety of corporate compliance issues, including conflicts of interest, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees and directors are required to fill out a questionnaire (biennially in the case of employees and annually in the case of directors) regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.

Our Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer, Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

You can access our bylaws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com, or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.

DIRECTOR INDEPENDENCE

All of our directors, with the exception of Tom Hill, our Chairman, President and CEO, are independent under the NYSE listing standards, the Board’s Director Independence Criteria, and the applicable SEC rules and regulations. The NYSE listing standards provide that a director does not qualify as independent unless our Board affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with our company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the Director Independence Criteria, as set forth on the following page, to assist it in determining whether a director has a material relationship with our company.

Vulcan 2017 Proxy Statement	CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS	15

Director Independence Criteria

The Director Independence Criteria provide that a director will be considered independent if he or she:

(a)	has not been an employee of our company, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during the last three years;

(c)	has not during the last three years personally performed legal or professional services for our company in an amount more than $10,000;

(d)	is not a current partner or employee of our company’s independent auditor and has not been employed by the present or former independent auditor of our company and personally worked on our company’s audit during the last three years;

(e)	during the last three years, has not been part of an interlocking directorate in which an executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employs the director;

(f)	is not, and has not been in the past three years, an executive officer or an employee of another company (exclusive of charitable organizations) that makes payments to, or receives payments from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

(g)	has no immediate family member who is an executive officer of our company, or any of its consolidated subsidiaries;

(h)	has no immediate family member meeting any of the criteria set forth in (b)—(f); except with respect to item (d) in which case an immediate family member may be an employee (not a partner) of the independent auditor so long as such family member does not personally work on our company’s audit; and

(i)	has no other material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder, director or officer of an organization that has a material relationship with our company or any of its consolidated subsidiaries.

In determining director independence, “immediate family member” is defined as a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than a domestic employee) who shares the director’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, are not taken into consideration when determining a director’s independence. The Director Independence Criteria also require our Board to consider all relevant facts and circumstances, including a director’s commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships and such other criteria as our Board may determine from time to time.

In early 2017, the Board conducted an evaluation of director independence for each director, based on the Director Independence Criteria, the NYSE listing standards and applicable SEC rules and regulations. In connection with this review, the Board evaluated commercial, industrial, banking, consulting, legal, accounting and charitable relationships with each director or immediate family member and his or her related interests and our company and its subsidiaries.

As a result of this evaluation, the Board affirmatively determined that all of the directors other than our Chairman, President and CEO, Tom Hill, are independent directors under our Board’s Director Independence Criteria, the NYSE listing standards and the applicable SEC rules and regulations.

DIRECTOR NOMINATION PROCESS

The Governance Committee considers director candidates recommended by our shareholders. Any shareholder wishing to recommend a candidate for election at the 2018 Annual Meeting must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, in accordance with the deadlines and procedures set forth in our bylaws. The notice should include the following:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed under the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by our Board of Directors, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director if so elected.

16	CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS	Vulcan 2017 Proxy Statement

The Governance Committee will identify nominees by first evaluating the current members of our Board willing to continue service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of our Board with the potential benefits of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to nominate a current Board member for re-election, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria. Directors and members of management also may suggest candidates for Board service. Timely recommendations by our shareholders will receive equal consideration by the Governance Committee. In some cases, the committee engages, for a fee, the services of a third-party executive search firm to assist it in identifying and evaluating nominees for director.

BOARD LEADERSHIP STRUCTURE

Our Board understands the importance of evaluating and determining the optimal leadership structure so as to provide independent oversight of management. Our Board also understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary from time to time. For this reason, our Board does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board has determined that our company should have the flexibility to combine or separate these functions as circumstances deem appropriate. The Board believes that it is in the best interests of our company and its shareholders to have Tom Hill serve as our Chairman, President and CEO, at this time.

In considering its leadership structure, our Board has taken a number of additional factors into account. The Board, which consists exclusively of independent directors, other than Mr. Hill, and all of whom are highly qualified and experienced, exercise a strong independent oversight function. This oversight function is enhanced by the fact that all of the Board’s committees, other than the Executive Committee, are comprised entirely of independent directors.

Most significantly, our Corporate Governance Guidelines provide for an independent lead director, a position which is elected annually from among the independent directors of our Board. Among other things, the lead director is responsible for:

•	presiding at all meetings or sessions of meetings of the Board at which the Chairman is not present, including at executive sessions of the non-management and independent directors;
•	serving as liaison between the Chairman and the non-management and independent directors;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, as well as meeting agendas and information sent to the Board;

•	having authority to call meetings of the non-management and independent directors; and

•	if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

The duties of the lead director are delineated in our Corporate Governance Guidelines, which are available on our website at www.vulcanmaterials.com. Mr. Prokopanko currently serves as the lead director.

Our Board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis. For additional information regarding how oversight is exercised and how the Board receives information from our committees performing risk management and oversight functions, see “Corporate Governance of our Company and Practices of our Board of Directors—Risk Management” on page 20.

NON-MANAGEMENT EXECUTIVE SESSIONS

Our Board of Directors has adopted a policy relating to non-management executive sessions. Under this policy, the Board of Directors meets at each regularly scheduled Board meeting in an executive session in which Mr. Hill and other members of management are not present. During 2016, the non-management directors met in executive session five times.

MEETINGS AND ATTENDANCE

In 2016, our Board held five in-person meetings, and each current director who was a member of the Board in 2016 attended more than 75% of the total number of meetings of the Board and meetings of the committees during 2016 of which he or she was a member.

ANNUAL MEETING POLICY

Our directors are expected to attend the Annual Meeting of Shareholders. In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders. All of the Board members attended the 2016 Annual Meeting in person except Mr. O’Brien, who attended by teleconference.

Vulcan 2017 Proxy Statement	CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS	17

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established six standing committees as follows:

Director	Audit Committee	Compensation Committee	Executive Committee	Finance Committee	Governance Committee	Safety, Health and Environmental Affairs Committee
Thomas A. Fanning	•	•
O. B. Grayson Hall, Jr.			•	•	Chair
J. Thomas Hill			Chair
Cynthia L. Hostetler	•		•	Chair
Douglas J. McGregor	•			•
Richard T. O’Brien	Chair		•			•
James T. Prokopanko		Chair	•		•
David P. Steiner					•	•
Lee J. Styslinger, III		•				•
Vincent J. Trosino	•				•
Kathleen Wilson-Thompson		•	•			Chair
Number of meetings held in 2016	7	4	0	3	4	3

The charters of the Audit, Compensation and Governance Committees are available on our website at www.vulcanmaterials.com. You can also obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

All of the Board committees, other than the Executive Committee, are composed entirely of independent, non-management directors.

Audit Committee

The Audit Committee advises our Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of our company’s financial management. Pursuant to its charter, the Audit Committee selects our company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit Committee’s primary responsibilities under its written charter include the following:

•	Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts and our internal controls over financial reporting for the fiscal year in which it is appointed;

•	Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all auditing and non-auditing services of such firm, other than certain de minimis non-audit services;
•	Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;

•	Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;

•	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by our Board, and recommending proposed changes to our Board.

In addition, the Audit Committee is responsible for reviewing and discussing with management our company’s policies with respect to risk assessment and risk management. Further information about the role of the Audit Committee in risk assessment and risk management are included in the Section entitled “Risk Management.”

The Audit Committee has established policies and procedures for the pre-approval of all services by the independent registered public accounting firm. See “Pre-Approval of Services Performed by Independent Registered Public Accounting Firm” on page 23 for more information.

18	CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS	Vulcan 2017 Proxy Statement

The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by our company regarding its accounting, internal controls and auditing matters. See “Corporate Governance of our Company and Practices of our Board of Directors—Policy on Reporting of Concerns regarding Accounting Matters” on page 21 for more information.

The members of the Audit Committee are Messrs. O’Brien (Chair), Fanning, McGregor and Trosino and Ms. Hostetler. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the NYSE, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations.” In addition, our Board has determined that Mr. O’Brien is an “audit committee financial expert” as defined by rules adopted by the SEC. More details about the role of the Audit Committee may be found in the Report of the Audit Committee on page 22 of this proxy statement.

Compensation Committee

The Compensation Committee determines and oversees the execution of our company’s executive compensation philosophy, and oversees the administration of our company’s executive compensation plans.

The Compensation Committee is responsible for, among other things:

•	determining and setting the amount of compensation paid to each of our executive officers, including the CEO, senior corporate officers and heads of our regional business units;

•	reviewing compensation plans relating to our officers;

•	interpreting and administering the Executive Incentive Plan (EIP), the 2006 Omnibus Long-Term Incentive Plan (2006 Plan) and the 2016 Plan; and

•	making recommendations to the Board with respect to compensation paid by our company to any director.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statement.

The Compensation Committee has engaged Compensation Strategies, Inc. as its independent compensation consultant. For a description of the process undertaken by the Compensation Committee to set compensation and the role of Compensation Strategies in that process, please refer to the Section entitled “Compensation Discussion and Analysis” in this proxy statement.

The members of the Compensation Committee are Mr. Prokopanko (Chair), Ms. Wilson-Thompson and Messrs. Fanning and Styslinger. The Compensation Committee is

composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Board’s Director Independence Criteria. In addition, each Compensation Committee member is a “nonemployee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (Code).

Executive Committee

The Executive Committee has the same powers as our Board of Directors, except as limited by the New Jersey Business Corporation Act. Pursuant to its charter, the Executive Committee’s primary function is to exercise the powers of the Board of Directors on urgent matters arising between regularly scheduled board meetings when a quorum of the full Board is not available. Members of the Executive Committee are Messrs. Hill (Chair), Hall, O’Brien and Prokopanko, and Mses. Hostetler and Wilson-Thompson.

Finance Committee

The Finance Committee has responsibility for overseeing our financial policies. It recommends to our Board financial policies and actions to accommodate our goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about our financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance Committee also is responsible for overseeing the funding and management of assets for pension plans sponsored by our company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, as amended, selects and removes investment managers, and appoints trustees for the pension plans. Every member of this Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Board’s Director Independence Criteria. Members of the Finance Committee are Ms. Hostetler (Chair) and Messrs. Hall and McGregor.

Governance Committee

The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. The Governance Committee also plans for the succession of the CEO and other senior executives. In addition, the Governance Committee serves as the nominating committee and is responsible for identifying and assessing director candidates, including making recommendations to our Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:

•	identifies individuals qualified to become Board members consistent with criteria established in its charter;

Vulcan 2017 Proxy Statement	CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS	19

•	recommends director nominees to our Board for the next Annual Meeting of Shareholders; and

•	evaluates individuals suggested by shareholders as director nominees.

In recommending director nominees to the Board, the Governance Committee considers all of the factors listed under “Director Qualifications” set forth in this proxy statement.

The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and for a substantial majority of the members of the Board to meet the definition of “independent” as defined by the listing standards of the NYSE, SEC rules and regulations and the Board’s Director Independence Criteria.

The Governance Committee also reviews our Board’s committee structure and recommends to our Board, for its approval, directors to serve as members of each committee. The Governance Committee also is responsible for overseeing the evaluations of the Board and its committees.

Members of the Governance Committee are Mr. Hall (Chair) and Messrs. Prokopanko, Steiner and Trosino. The Governance Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Board’s Director Independence Criteria.

Safety, Health and Environmental Affairs Committee

The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs. It also monitors our compliance with safety, health and environmental laws and regulations and oversees operational risk. Every member of this Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Board’s Director Independence Criteria. Members of the Safety, Health and Environmental Affairs Committee are Ms. Wilson-Thompson (Chair), and Messrs. O’Brien, Steiner and Styslinger.

RISK MANAGEMENT

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses with management, the internal auditors, and our independent registered public accounting firm our company’s policies with respect to risk assessment and risk management. Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to our company’s compliance and ethics programs. In addition, our Safety, Health and Environmental Affairs Committee assists the Board in fulfilling its responsibilities with respect to monitoring operational risks and compliance with safety, health and environmental laws and regulations and works closely with our company’s legal and regulatory groups. The Compensation Committee also assists the Board in fulfilling its oversight responsibilities to create long-term value for our company, while discouraging behavior that leads to excessive risk taking. Finally, the Finance Committee assists the Board in managing risk relating to investment of the company’s pension fund assets and debt/leverage risks. The Board is kept informed of its committees’ risk oversight and other activities through reports of the committees’ chairs to the Board. These reports are presented at Board meetings and include discussions of committee agenda topics. The Board also considers specific risk topics, including risks associated with our strategic plan, our capital structure, our development activities and other current risk topics.

Our company has a management risk committee comprised of senior managers from diverse departments, including finance and accounting, operations, safety and health, legal, risk management, internal audit, community relations and human resources. The management risk committee meets on a regular basis to discuss and evaluate risks faced by the company. The committee develops mitigation plans in response to identified risks and monitors the implementation of such plans. The management risk committee makes regular reports to the Board and the Audit and Safety, Health and Environmental Affairs Committees.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company and that our Board structure supports this approach.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

TRANSACTIONS WITH RELATED PERSONS

Transactions in which the company participates and in which any related person of the company has a direct or indirect material interest are subject to our Business Conduct Policy and are subject to review, approval or ratification, as appropriate under the circumstances, by the company under the standards enumerated in the Business Conduct Policy. Each director, executive officer, and director nominee of the company receives and agrees to abide by our Business Conduct Policy. We also require our directors and executive officers to complete annually a director and officer questionnaire that requires disclosure of any related party transactions.

In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which the company participates. The Board also considers other entities with which the directors are affiliated and any business the company has done with such entities.

20	CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS	Vulcan 2017 Proxy Statement

Except as discussed below, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our processes for review, approval or ratification of transactions with related persons in which (i) Vulcan was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any person who was a director, nominee for director, executive officer or 5% owner of our common stock or an immediate family member of any such person.

Mr. Hall, a member of our Board of Directors, is the Chairman and Chief Executive Officer of Regions Financial Corporation (Regions Financial), one of the nation’s largest full-service banking institutions. Regions Bank, a subsidiary of Regions Financial, provides certain lending (including as a lender in the company’s revolving credit facility), deposit and similar banking services to the company. Any loans made by Regions Bank to the company during fiscal year 2016 were made in the ordinary course of business, were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to the company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Additionally, in 2016, the company sold approximately $427,000 worth of product to Southern Company, which is less than 1% of either company’s revenues for 2016. Mr. Fanning, a member of our Board of Directors, is the Chairman, President and CEO of Southern Company.

During 2016, the company also purchased approximately $1.0 million worth of services from Waste Management, Inc. (WMI), and WMI purchased approximately $1.2 million of product from the company, each of which is less than 1% of either company’s revenues in 2016. At times during 2016, Mr. Steiner, a member of our Board of Directors, served as President, Chief Executive Officer and as a member of the board of directors of WMI.

In addition, the company paid approximately $6.2 million in rent and royalty payments to Florida Rock Properties, Inc. (FRP) in 2016 in the ordinary course of its aggregates operations. Thompson S. Baker, II, our Senior Vice President, was chief executive officer of FRP until he joined our company on March 13, 2017.

SHAREHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS

Our Board has established a process for shareholders and other interested parties to communicate directly with the lead director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our non-management directors, including our Board’s lead director, may send correspondence to the following address:

Board of Directors

(or lead director or name of individual director)

c/o Corporate Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.

POLICY ON REPORTING OF CONCERNS REGARDING ACCOUNTING MATTERS

Our Business Conduct Policy (available on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Corporate Governance”) sets forth our policies regarding reporting of accounting-related concerns or complaints (as well as reporting of other concerns or complaints) to our Compliance Officer or the Audit Committee.

Any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Vulcan Audit Committee

c/o Corporate Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Vulcan 2017 Proxy Statement	CORPORATE GOVERNANCE OF OUR COMPANY AND PRACTICES OF OUR BOARD OF DIRECTORS	21

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for, among other things, reviewing our company’s financial statements with management and our company’s independent registered public accounting firm. The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the NYSE, the SEC and our Board’s Director Independence Criteria.

Our company’s management has the primary responsibility for our company’s financial statements and financial reporting process, including the system of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles. Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), the effectiveness of our company’s internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed our company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 “Communications with Audit Committees” issued by the PCAOB. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of any non-audit services is compatible with the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our company and management.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

Dated: February 21, 2017

AUDIT COMMITTEE

Richard T. O’Brien, Chair

Thomas A. Fanning

Cynthia L. Hostetler

Douglas J. McGregor

Vincent J. Trosino

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

22	REPORT OF THE AUDIT COMMITTEE	Vulcan 2017 Proxy Statement

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees billed to us for the fiscal years ended December 31, 2016 and 2015, by Deloitte & Touche LLP, and its affiliates (all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu Limited) were as follows:

	2016	2015
Audit Fees(1)	$3,308,743	$3,247,419
Audit-Related Fees (2)	176,512	234,146
Tax Fees	0	0
All Other Fees	0	0
Total	$3,485,255	$3,481,565
(1)	Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal control over financial reporting, reviews of our quarterly financial statements, comfort letters, consents, and other services associated with other SEC filings.
(2)	Consists of fees for the audits of our employee benefit plans and accounting consultations relating to various asset transactions.

PRE-APPROVAL OF SERVICES PERFORMED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting. The Audit Committee or the Chair of the Audit Committee pre-approved all audit, audit-related, tax, and other services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2016.

No audit-related, tax or other services were rendered in 2016 pursuant to the de minimis exception to the pre-approval requirement set forth in the Regulation S-X Rule 2-01(c)(7)(i)(C).

Vulcan 2017 Proxy Statement	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of our company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)	Percent of Class
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, IL 61710	12,757,367(1)	9.6%
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	12,630,027(2)	9.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	11,019,583(3)	8.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,070,475(4)	6.1%

(1)	Based on information contained in a Schedule 13G, filed with the SEC on January 23, 2017, by State Farm Mutual Automobile Insurance Company and various affiliated entities (State Farm). State Farm reports sole power to vote (or direct the vote of) and dispose (or direct the disposition of) 12,680,600 shares. State Farm also reports shared power to vote (or direct the vote of) and dispose (or direct the disposition of) 76,767 shares. State Farm reports an aggregate amount of 12,757,367 beneficially owned shares. Each entity listed in the Schedule 13G expressly disclaims beneficial ownership as to all shares as to which such entity has no right to receive the proceeds of the sale of the security and disclaims that it is part of a group.
(2)	Based on information contained in a Schedule 13G/A, filed with the SEC on February 13, 2017. The Vanguard Group (Vanguard) reports sole power to vote (or direct the vote of) 207,940 shares and sole power to dispose (or direct the disposition of) 12,405,772 shares. Vanguard also reports shared power to vote (or direct the vote of) 23,719 shares and shared power to dispose (or direct the disposition of) 224,255 shares. Vanguard reports an aggregate amount of 12,630,027 shares beneficially owned.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2017. T. Rowe Price Associates, Inc. (Price Associates) reports sole power to vote (or direct the vote of) 4,036,705 shares and sole power to dispose (or direct the disposition of) 11,006,583 shares. Price Associates reports an aggregate amount of 11,019,583 beneficially owned shares. These securities are owned by various individuals and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates declares that the filing of the Schedule 13G/A shall not be construed as an admission that Price Associates is the beneficial owner of the securities referred to, which beneficial ownership is expressly denied.
(4)	Based on information contained in a Schedule 13G/A, filed with the SEC on January 27, 2017. BlackRock, Inc. reports sole power to vote (or direct the vote of) 6,906,266 shares, the shared power to vote (or direct the vote of) 13,827 shares, sole power to dispose (or direct the disposition of) 8,056,648 shares, and the shared power to dispose (or direct the disposition of) 13,827 shares. Various persons have the right to receive, or the power to direct, the receipt of dividends from, the proceeds from the sale of the company’s common stock. No one person’s interest in the company’s common stock is more than five percent of the total outstanding common shares.

24	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	Vulcan 2017 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, unless otherwise indicated, as of March 1, 2017, regarding beneficial ownership of our company’s common stock, our only outstanding class of equity securities, by each of our directors, each of our NEOs identified in the Summary Compensation Table on page 47 of this proxy statement, and our directors and executive officers as a group. We believe that, for each of the individuals set forth in the table below, such individual’s financial interest is aligned with the interests of our other shareholders because the value of such individual’s total holdings will increase or decrease in line with the price of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)
Non-employee Directors(1)	Shares Owned Directly or Indirectly		Phantom Shares Held Pursuant to Plans(2)	Total	Percent of Class
Thomas A. Fanning	0		3,375	3,375	*
O. B. Grayson Hall, Jr.	0		4,744	4,744	*
Cynthia L. Hostetler	0		1,307	1,307	*
Douglas J. McGregor	11,564	(3)	86,993	98,557	*
Richard T. O’Brien	0		11,564	11,564	*
James T. Prokopanko	0		9,470	9,470	*
David P. Steiner(4)	0		0	0	*
Lee J. Styslinger, III	4,002		8,032	12,034	*
Vincent J. Trosino	11,585	(5)	42,356	53,941	*
Kathleen Wilson-Thompson	0		9,470	9,470	*

CEO and other NEOs(6)	Shares Owned Directly or Indirectly		Exercisable Options/ SOSARs	Deferred LTI Payments	Total	Percent of Class
J. Thomas Hill	44,024	(7)	63,065	5,634	112,723	*
John R. McPherson	36,419	(8)	407,125	0	443,544	*
Stanley G. Bass	34,522	(9)	56,905	0	91,427	*
Michael R. Mills	31,810	(10)	52,770	0	84,580	*
David P. Clement	8,182	(11)	15,340	0	23,522	*
All Directors and Executive Officers as a group (24 persons)					1,185,051	0.89%

*	Less than 1% of issued and outstanding shares of our company’s common stock.
(1)	Beneficial ownership for our non-employee directors includes all shares held of record or in street name and, if noted, by trusts or family members. The amounts also include non-forfeitable phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan, and Deferred Stock Units (DSUs) awarded under the Deferred Stock Plan for Non-employee Directors, the 2006 Plan and the 2016 Plan.
(2)	Column does not include the following forfeitable shares (settled in stock under the Directors’ Deferred Compensation Plan) owned by the following non-employee directors:

Name	DSUs
Thomas A. Fanning	1,734
O. B. Grayson Hall, Jr.	3,824
Cynthia L. Hostetler	1,734
Richard T. O’Brien	3,824
James T. Prokopanko	3,824
Lee J. Styslinger, III	3,824
Kathleen Wilson-Thompson	3,824

(3)	Includes 9,249 shares held in trusts of which Mr. McGregor is the trustee.
(4)	Mr. Steiner was elected to the Board in February 2017.
(5)	Includes 2,321 shares held in a trust of which Mr. Trosino is the trustee.
(6)	Beneficial ownership for the executive officers includes shares held of record or in street name. The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 30, 2017, shares credited to the executives’ accounts under our 401(k) Plan and long-term incentive (LTI) payments from Deferred Stock Units (DSUs), Performance Share Units (PSUs) and Restricted Stock Units (RSUs) that have been deferred into the Executive Deferred Compensation Plan.
(7)	Includes 16,117 shares held in 401(k) plan and excess benefit plan.
(8)	Includes 6,760 shares held in 401(k) plan and excess benefit plan.
(9)	Includes 12,583 shares held in 401(k) plan and excess benefit plan.
(10)	Includes 7,938 shares held in 401(k) plan and excess benefit plan.
(11)	Includes 5,917 shares held in 401(k) plan and excess benefit plan.

Vulcan 2017 Proxy Statement	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25

EQUITY COMPENSATION PLANS

The table below sets forth information regarding the number of shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- Average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1):
Deferred Stock Plan for Non-employee Directors(2)	2,547		0(2)
2000 Florida Rock Industries Amended & Restated Stock Plan(3)
Stock-Only Stock Appreciation Rights	30,910	$45.55
Total 2000 Florida Rock Industries Stock Plan	30,910		0(3)
2006 Omnibus Long-Term Incentive Plan(4)
Stock-Only Stock Appreciation Rights	2,361,521	$51.88
Performance Share Units	954,180
Restricted Stock Units	134,590
Deferred Stock Units for Non-employee Directors	127,761
Total 2006 Omnibus Long-Term Incentive Plan	3,576,052		2,052,987(4)
2016 Omnibus Long-Term Incentive Plan
Stock-Only Stock Appreciation Rights	0	$0
Performance Share Units	2,340
Restricted Stock Units	840
Deferred Stock Units for Non-employee Directors	13,000
Total 2016 Omnibus Long-Term Incentive Plan	16,180		7,970,876
Equity compensation plans not approved by security holders	NONE		NONE
Total of All Plans	3,625,689		10,023,863

(1)	All of our company’s equity compensation plans have been approved by the shareholders of our company or, in the case of the 2000 Florida Rock Industries Amended and Restated Stock Plan, by the shareholders of Florida Rock Industries, Inc. prior to our acquisition of that company. Column (a) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the Deferred Stock Plan for Non-employee Directors, the 2000 Florida Rock Industries Amended and Restated Stock Plan, the 2006 Plan and the 2016 Plan. The weighted-average exercise price of outstanding stock options is shown in Column (b). The remaining number of shares that may be issued under the equity compensation plans are shown in Column (c).
(2)	Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that were outstanding when the 2006 Plan was approved.
(3)	This plan was approved by the shareholders of Florida Rock Industries, Inc. Shares available have been adjusted for the merger transaction. Units were only available for granting of awards until September 30, 2010. Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that are outstanding.
(4)	Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that were outstanding when the 2016 Plan was approved.

26	EQUITY COMPENSATION PLANS	Vulcan 2017 Proxy Statement

PLEASE READ THE COMPENSATION DISCUSSION AND ANALYSIS SECTION FOLLOWING FOR AN IN-DEPTH LOOK AT OUR COMPENSATION PROGRAM AND HOW IT WAS APPLIED TO THE PERFORMANCE OF OUR NEOS IN 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction	27
Executive Summary	27
Executive Compensation Program in Detail	32
Compensation Decision Process	35
Elements of Compensation	39
Considering Risk, Accounting and Tax Considerations	45

Introduction

The Compensation Discussion and Analysis describes the company’s executive compensation philosophy and programs for our named executive officers (NEOs). The company’s NEOs for 2016 were:

Name	Principal Position
J. Thomas Hill	Chairman, President and Chief Executive Officer
John R. McPherson	Executive Vice President and Chief Financial and Strategy Officer
Stanley G. Bass	Chief Growth Officer
Michael R. Mills	Chief Administrative Officer
David P. Clement	President, Central Division

Executive Summary

Vulcan’s unwavering commitment to reliability, quality and customer service has long provided us with a competitive edge. Now, as the construction economy recovers, we are well-positioned as an industry leader. Vulcan’s mission continues to drive every aspect of our business.

Our 2016 results reflect the continuing recovery of our markets and the benefits of our powerful earnings leverage. We experienced volume and pricing growth across most of our footprint in 2016. In addition, our margins improved considerably. Throughout our business, Vulcan is reaping the benefits of our coast-to-coast geographical footprint, intense operational discipline, and the spirited performance of our people.

We believe that our improved fundamentals have resulted, in part, from leveraging collaboration across the company’s operating divisions through our locally-led “One Vulcan” initiatives. These initiatives involve the following five strategic areas: Commercial Excellence, Operations Excellence, Market Strategy, Financial Excellence, and People and Values. By combining company-wide performance improvement with strong local market leadership and autonomy, we believe we can achieve better sales and service, faster growth, increased profitability and higher returns on capital.

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	27

OUR MISSION OUR MISSION IS TO PROVIDE QUALITY PRODUCTS AND SERVICES WHICH CONSISTENTLY MEET OUR CUSTOMERS’ EXPECTATIONS; TO BE RESPONSIBLE STEWARDS WITH RESPECT TO THE SAFETY AND ENVIRONMENTAL IMPACT OF OUR OPERATIONS AND PRODUCTS; AND TO EARN SUPERIOR RETURNS FOR OUR SHAREHOLDERS.

2016 PERFORMANCE RESULTS

The following key metrics reflect our strong financial performance over the last three fiscal years. We manage and measure our business performance with a significant focus on Adjusted EBITDA and Cash Gross Profit per Ton for Aggregates. We emphasize these metrics because we believe they closely correlate to long-term shareholder value. We also believe that Total Net Earnings and Gross Profit for Aggregates are important metrics in evaluating the company’s operational and financial performance.

Note: Adjusted EBITDA and Cash Gross Profit Per Ton for Aggregates are non-GAAP financial measures. We provide a reconciliation of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures in Annex A to this proxy statement.

28	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

2016 PERFORMANCE WAS STRONG IN 2016, OUR TOTAL NET EARNINGS GREW 90%, WHILE ADJUSTED EBITDA GREW 16%, REFLECTING OUR FOCUS ON GROWING CASH GROSS PROFIT PER TON FOR AGGREGATES. WHILE OUR BUSINESS IS BENEFITING FROM A GENERAL ECONOMIC AND CONSTRUCTION INDUSTRY RECOVERY, WE ARE LEVERAGING THIS TO PRODUCE MORE PROFIT PER TON.

CEO PAY-AT-A-GLANCE

Each year, the Compensation Committee assesses our CEO’s actual compensation relative to the company’s performance. Our current Chairman, President and CEO, Tom Hill, was named President and CEO in July of 2014 and Chairman as of January 1, 2016. Mr. Hill has been with Vulcan for over 27 years, serving in a variety of operations and general management assignments.

The Compensation Committee set Mr. Hill’s base salary and total compensation for 2016 below the median pay of peer CEOs according to benchmarking data provided by Compensation Strategies, Inc. (CSI), our Compensation Committee’s independent compensation consultant. The percentile ranking of Mr. Hill’s compensation as compared to other CEOs in our peer group is as follows:

The following graph shows the relationship of our CEO’s total compensation (as reflected in the Summary Compensation Table on page 47), compared to our total shareholder return over the last three fiscal years. As illustrated, the compensation of our CEO has generally tracked total shareholder return over this period.

(1)	Mr. Hill was named President and Chief Executive Officer as of July 14, 2014.

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	29

COMPENSATION MIX

To ensure management’s interests are aligned with those of shareholders and the performance of our company, a substantial portion of our NEOs’ compensation is at-risk and will vary above or below target levels depending on company performance. The chart below shows the percentage of our NEOs’ 2016 target compensation that was performance-based and at-risk.

[1]	SOSARs means Stock-Only Stock Appreciation Rights calculated based on grant date fair value. See page 42 for more information.
[2]	Performance Shares refers to Performance Share Units (PSUs) calculated based on grant date fair value. See page 41 for more information.

SAY ON PAY RESULTS AND 2016 COMPENSATION DECISIONS

At our 2016 Annual Meeting of Shareholders, 98% of the votes cast were in favor of the advisory vote to approve compensation of our NEOs (“Say on Pay” vote). We believe the results of the 2016 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program.

In 2016, the Compensation Committee continued to review the changing market conditions for executive compensation and benefits and made the following compensation decisions:

•	Set the CEO compensation package at the 41st percentile of the market

•	Implemented a new peer group for 2016 compensation decisions to better reflect companies that generally are impacted by the same economic factors affecting Vulcan

•	Added a “double-trigger” change of control requirement for all long-term incentive awards issued under the 2016 Plan. Specifically, the 2016 Plan provides that awards will not vest upon a change of control of Vulcan unless: (i) awards are not assumed, substituted or continued by the surviving company, or (ii) if such awards are assumed, substituted or continued by the surviving company, only upon a participant’s qualifying termination of employment.

30	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

SUMMARY OF EXECUTIVE COMPENSATION PRACTICES

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our shareholders’ interests.

WHAT WE DO

•  Pay for performance. Tie pay to performance by ensuring that a significant portion of NEO compensation is performance-based and at-risk

•  Median compensation targets. All compensation elements of our executives are generally targeted at the median (50th percentile) of our peer group companies. In 2016, the Compensation Committee set our CEO’s total compensation at the 41st percentile of our peer group

•  PSUs are substantial portion of LTI. PSU grants, tied to our relative performance against the S&P 500, comprised approximately 75% of the total value of annual long-term incentive grants made to our NEOs in 2016. SOSARs comprised the remaining 25%

•  “Double-Trigger” change of control requirement for long-term incentive awards. Our new 2016 Plan provides that long-term incentive awards will not vest upon a change of control of Vulcan unless: (i) awards are not assumed, substituted or continued by the surviving company, or (ii) if such awards are assumed, substituted or continued by the surviving company, only upon a participant’s qualifying termination of employment

•  Robust share ownership guidelines with an equity retention requirement. We have stock ownership guidelines of 7 times base salary for the CEO and 3 to 5 times base salary for our other NEOs and an equity retention requirement of 50% of net shares paid as incentive compensation until ownership guidelines are met

•  Clawback Policy. We have a compensation recovery (clawback) policy that requires officers to forfeit certain cash-based incentive compensation and/or equity-based incentive compensation if the company restates its financial statements due to the officer’s misconduct

•  No pledging of shares. Our directors and officers are not permitted to pledge Vulcan shares as collateral for loans or any other purpose

•  No hedging. We prohibit directors and officers from engaging in short sales of Vulcan stock or similar transactions intended to hedge or offset the market value of Vulcan stock owned by them

•  Independent compensation consultant. The Compensation Committee uses an independent compensation consultant that provides no other services to the company

•  Minimal executive perquisites.

WHAT WE DON’T DO

•  No employment contracts. None of our NEOs or other executive officers have employment contracts that guarantee continued employment

•  No dividends on unvested PSUs. Our PSUs require 4 years to vest and dividends are neither paid nor accrued during such vesting period

•  No repricing. Stock options and SOSAR exercise prices are set equal to the grant date market price and may not be repriced

•  No excessive Change of Control Agreements. Neither our Change of Control Agreements nor our Change of Control Plan provide for:

•  “Single-trigger” termination right

•  Inclusion of long-term incentive value in the calculation of cash severance

•  Excise tax gross-ups

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	31

Executive Compensation Program in Detail

COMPENSATION PHILOSOPHY

The dedication and performance of our employees, including our NEOs, enable us to accomplish our corporate goals. The compensation program for our NEOs is intended to motivate them to achieve Vulcan’s strategic goals and operational plans while adhering to our high ethical business standards.

Vulcan’s executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with shareholder value and ultimately impacts our compensation program design.

OUR THREE COMPENSATION PRINCIPLES

Link a significant portion of compensation to performance.

We believe that compensation levels should reflect performance—both the performance of Vulcan and the performance of the recipient. This is accomplished by:

•  Motivating, recognizing and rewarding individual excellence

•  Paying short-term cash bonuses based upon company financial performance and individual performance

•  Linking long-term compensation to our company’s stock performance through the use of Performance Share Units (PSUs) and Stock-Only Stock Appreciation Rights (SOSARs)

Maintain competitive compensation levels.

We strive to offer programs and levels of compensation that are competitive with those offered by industrial companies of similar size, value and complexity in order to attract, retain and reward our NEOs.

Align management’s interests with those of shareholders.

We seek to implement programs that will encourage NEOs to remain with us and to increase long-term shareholder value by providing competitive compensation and granting long-term equity-based awards each year.

BENCHMARKING COMPENSATION AND PEER GROUP DEVELOPMENT

On an annual basis, the Compensation Committee conducts a benchmarking study and analysis of total compensation paid to our CEO and other NEOs against a relevant composite group of companies (our peer group).

General

Compensation data from our peer group companies is adjusted to eliminate distortions that may result from companies in the peer group being of differing sizes. Adjustments are made through the use of statistical regression analysis of total revenues for companies in the peer group, which is a common practice and used extensively in the compensation consulting industry. This technique considers the relationship between actual compensation and revenue levels for the peer group companies and enables us to estimate compensation levels appropriate for an organization of our size.

Implementation of New Peer Group

For 2016, we implemented a revised peer group with input from our independent compensation consultant. We believe the new peer group more accurately represents organizations that generally are impacted by the same economic factors affecting Vulcan.

SELECTION OF PEERS WE SELECT PEERS EITHER BASED ON THEIR SIZE OR THEIR INDUSTRY (CONSTRUCTION, MATERIALS AND MINING). IN THE EVENT THAT INDUSTRY PEERS ARE SIGNIFICANTLY LARGER OR SMALLER THAN OUR COMPANY, WE USE STATISTICAL REGRESSION ANALYSIS TO MAKE THEIR COMPENSATION DATA COMPARABLE TO OURS.

32	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

Our new peer group is comprised of 28 companies from the following industries: Construction Materials, Building Products, Construction Equipment, Engineering and Construction, Forest Products, Coal Mining, Metals Mining, and Metals Producers/ Manufacturers. Our peer group (whose median market capitalization at year end was $10.0 billion as compared to our market capitalization at year end of $16.6 billion) consists of the following companies:

•	Armstrong World Industries, Inc.

•	Compass Minerals International, Inc.

•	CONSOL Energy Inc.

•	Cummins Inc.

•	D.R. Horton, Inc.

•	Eagle Materials Inc.

•	Fortune Brands Home & Security, Inc.

•	Freeport-McMoRan Inc.

•	Granite Construction Incorporated

•	Jacobs Engineering Group Inc.

•	Joy Global Inc.

•	Lennar Corporation

•	Louisiana-Pacific Corporation

•	Martin Marietta Materials, Inc.

•	Masco Corporation

•	Newmont Mining Corporation

•	Nucor Corporation

•	Owens Corning

•	PFG Industries, Inc.

•	PulteGroup, Inc.

•	The Sherwin-Williams Company

•	Stanley Black & Decker, Inc.

•	Terex Corp.

•	The Mosaic Company

•	USG Corporation

•	Waste Management, Inc.

•	WestRock Company

•	Weyerhaeuser Company

The diagram below compares Vulcan’s previous peer group of 18 companies to its new peer group of 28 companies:

Some peer companies were removed due to acquisitions. Others were removed because the Compensation Committee determined the peers were no longer a good match due to increased size, low market capitalization or concerns about industry fit. The Compensation Committee decided to include additional companies whose operations were impacted by similar external factors as Vulcan or which have similar operating structures.

PREVIOUS PEER GROUP REMOVED Arch Coal, Inc. Danaher Corp. Peabody Energy Corp. U.S. Steel Corp. CONSOL Energy Inc. Cummins Inc. Freeport-McMoRan Inc. Granite Construction Inc. Jacobs Engineering Group Inc. Louisiana-Pacific Corp. Martin Marietta Materials, Inc. Masco Corp. Newmont Mining Corp. Nucor Corp. PPG Industries, Inc. Sherwin-Williams Co. Stanley Black & Decker, Inc. Weyerhaeuser Co. ADDED Armstrong World Industries, Inc. Compass Minerals International, Inc. D.R. Horton, Inc. Eagle Materials, Inc. Fortune Brands Home & Security, Inc. Joy Global, Inc. Lennar Corp. Owens Corning PulteGroup, Inc. Terex Corp. The Mosaic Company USG Corp. Waste management, Inc. WestRock Co. NEW PEER GROUP

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	33

Use of Peer Group and Market Compensation Studies

The peer group compensation data, in combination with consideration of each NEO’s experience and performance, assist the Compensation Committee in making informed, market-based decisions regarding our executive pay program.

In an effort to provide an additional reference point for competitive pay, our compensation consultant conducts an executive market study (using survey data from Aon Hewitt and Willis Towers Watson, two global consulting firms specializing in compensation practices) that compares our NEOs’ total compensation to that of similarly situated executives among U.S. manufacturing companies with revenues between $1 billion and $4.9 billion.

Using the peer group analysis and the Aon Hewitt and Willis Towers Watson survey data, we seek to provide target compensation at a competitive level for each of the three elements: base salary, short-term cash bonus and long-term equity-based awards.

This analysis serves as a starting point for evaluating appropriate levels of base salary. We generally target base salaries at the 50th percentile of the market as determined by our analysis, which we believe is the appropriate level for ensuring the competitiveness of our compensation.

We set the target cash bonus opportunity for our NEOs at competitive market levels consistent with similarly situated executives in our size adjusted comparison group and in the compensation surveys. Corporate performance at target levels is intended to yield a bonus for each NEO at a level approximately equal to the median level indicated in the compensation study with respect to similarly situated executive officers.

We establish a standard percentage of each NEO’s base salary to be used as the targeted value of long-term awards to each NEO. The Compensation Committee sets the standard at approximately the 50th percentile of the awards made to individuals with similar positions in the market as determined by our competitive market analysis.

KEY PAY ELEMENTS

The following chart summarizes the key pay elements for our NEOs. Each element is described in detail beginning on page 39 in the Section “Elements of Compensation.”

(1)	EBITDA EP is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

Compensation Element Form Purpose How it Links to Performance FIXED Base Salary Cash To provide a stable, reliable source of income Reviewed annually in light of perfor-mance factors (company and individual) and market compensation practices AT-RISK Short-Term Performance-Based Bonus Cash To reward the achievement of annual financial and other performance goals Variable and based on preestablished company performance goals as measured by EBITDA EP LoNg-Term Incentive (LTI) Awards Equity To reward long-term company performance Variable and based on our corporate performance. PSUs comprise 75% of LTI award for 2016; only pay if the applicable performance goal, total shareholder ruturn over the four year performance period, is met SOSARs comprise 25% of LTI award for 2016; value is determined by the increase in the value of the company’s stock

34	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

Compensation Decision Process

COMPENSATION COMMITTEE	Composed entirely of independent directors

•  Annually reviews and approves corporate goals and objectives relevant to CEO’s compensation

•  Reviews CEO’s performance and independent compensation consultant’s recommendations and, accordingly, determines CEO’s compensation

•  Presents CEO’s overall compensation package to the entire Board of Directors for ratification

•  Determines and sets base salary and short- and long-term incentives for other NEOs

•  Administers Executive Incentive Plan (EIP), 2006 Omnibus Long-Term Incentive Plan (2006 Plan), and 2016 Omnibus Long-Term Incentive Plan (2016 Plan)

•  Makes regular reports to the Board, including an annual report and the approval or disapproval of management’s recommendations for material changes in NEOs’ existing retirement and benefit plans

COMPENSATION COMMITTEE CHARTER

The Compensation Committee administers our executive compensation program in accordance with our Compensation Committee Charter. The current charter is available at www.vulcanmaterials.com. On our website, select “Investor Relations,” then “Corporate Governance.” From there, you can visit our “Committees” page, which lists the composition of our board committees as well as their respective charters.

INDEPENDENT COMPENSATION CONSULTANT	Compensation Strategies, Inc. (CSI)

In 2016, CSI:

•  Provided the Compensation Committee with observations and recommendations on compensation and benefits for our CEO and other NEOs

•  Advised and assisted the Compensation Committee in the implementation of a new peer group and a formal written evaluation process for our CEO

•  Provided its recommendations with respect to Board compensation, as well as its advice on regulatory compliance and development of new programs

•  Conducted a benchmarking market study and analysis of executive compensation practices to ensure that compensation programs are reasonable and competitive

•  Representatives of CSI attended four meetings of the Compensation Committee in 2016

ABOUT CSI

CSI is engaged by and reports to the Compensation Committee, and occasionally meets with management to discuss compensation initiatives and issues. CSI does not provide any other services to the company. The Compensation Committee determined that CSI’s work as the Compensation Committee’s compensation consultant does not present any conflicts of interest.

In 2016, the company paid CSI $332,226 for executive compensation consulting services.

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	35

MANAGEMENT

•  Supports the Compensation Committee by making recommendations and providing analyses, and occasionally meets with CSI to discuss compensation initiatives and competitive practices

•  The CEO is responsible for establishing annual performance goals for each of the other NEOs

•  The CEO is responsible for conducting an annual performance evaluation of each of the other NEOs against pre-established goals

•  Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation Committee for the compensation of the other NEOs

36	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

THE ROLE OF INDIVIDUAL PERFORMANCE

Each NEO’s base salary and annual bonus is determined through thoughtful consideration of individual performance, company performance and competitive market pay.

With respect to our CEO, the independent members of our Board of Directors use a formal process for evaluating his performance. Each Board member provides a written evaluation in the areas of leadership, strategic planning, financial performance, safety performance, customer relations, personnel management, communications, board relations and overall performance. In its performance deliberations, the Compensation Committee has access to the input from the full Board and independently assesses the CEO’s performance achievements.

For our other NEOs, the Compensation Committee reviews a performance report, as prepared by our CEO, for each NEO. Individual performance is based primarily on the extent to which each NEO achieves a series of set goals throughout the period.

Together, Vulcan’s NEOs made impactful contributions to the continued success of the organization as evidenced through the following major accomplishments:

•	Achieved total shareholder return of 32.7% in 2016

•	Achieved Net Earnings of $419 million and Adjusted EBITDA* of $966 million, a $198 million improvement in Net Earnings and a $131 million improvement in Adjusted EBITDA* over the prior year

•	Expanded both aggregates gross profit margin and aggregates gross profit as a percentage of freight-adjusted revenues* by 230 basis points from the prior year

•	Continued to actively pursue strategic bolt-on acquisitions in aggregates and associated downstream products in key markets along with identification of greenfield aggregate sites and distribution yards

*	Adjusted EBITDA and aggregates gross profit as a percentage of freight-adjusted revenues are non-GAAP financial measures. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

Following are the notable accomplishments of each NEO in 2016.

TOM HILL Chairman, President and Chief Executive Officer

Mr. Hill’s accomplishments during the year included:

•  Providing thoughtful and proactive capital stewardship, as demonstrated by the company’s achieving investment grade credit status and an all-time high company enterprise value

•  Leading the improved performance of the company, achieving significant growth in revenues, EBITDA and earnings per share

•  Strengthening the organization’s effectiveness through focus on “One Vulcan” process improvements

•  Reinforcing the strategic vision for the organization, focusing on building a leadership culture that values continuous improvement, talent development and winning “The Vulcan Way”

JOHN MCPHERSON Executive Vice President and Chief Financial and Strategy Officer

Mr. McPherson’s accomplishments during the year included:

•  Improving underlying profitability of the business and exceeding targets for gross margin, aggregates gross profit per ton and flow-through profit percentage

•  Continuing to improve the organization’s financial strength and flexibility; decreasing overall cost of capital and further positioning the company to fund growth investment

•  Securing the organization’s ability to deliver against expectations through the continued development of key talent, execution of financial excellence initiatives and sustained focus on continuous improvement

•  Leading effective capital market communications efforts including the execution of a successful Investors Day and further cultivation of supportive market relationships

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	37

STAN BASS Chief Growth Officer

Mr. Bass’ accomplishments during the year included:

•  Successfully organizing and integrating the teams of commercial excellence, business development and land managers to drive commercial excellence and strategic growth

•  Leading our commercial excellence efforts to increase organic revenue growth, improve our competitive advantages and our sales organization’s capabilities

•  Working with the senior management team to focus and execute the company’s growth strategy, including greenfield development projects and the acquisition of quarries and additional reserves in key markets

•  Providing oversight for the development of Vulcan technology applications, focused on improving the customer experience and competitive differentiation

MICHAEL MILLS Chief Administrative Officer

Mr. Mills’ accomplishments during the year included:

•  Continuing to build a “high performance/high value” and “talent management” culture through the development and support of initiatives focused on improving safety, enhancing diversity and inclusion and performance management

•  Further supporting efforts to build and develop a pool of high potential talent for the organization

•  Enhancing the HR organization through development of key talent and capabilities

•  Providing leadership for the international priorities of the company, including the company’s Mexican quarry and shipping network

DAVID CLEMENT President, Central Division

Mr. Clement’s accomplishments during the year included:

•  Exceeding the prior year Central Division EBIT performance by 7.4 percent

•  Reducing the Central Division’s overall recordable injury rate by 25 percent

•  Continuing the prior year’s momentum in price growth and implementing key market strategies to improve overall Central Division market performance

•  Providing leadership among the Division Presidents to support execution of the company’s business plan and strategy

38	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

Elements of Compensation

Our elements of compensation, all of which are discussed in greater detail below, include:

•	Base salary

•	Short-term performance-based bonus

•	Long-term equity-based incentives
•	Benefits and perquisites

•	Change of control protections and post-termination agreements

•	Retirement benefits

BASE SALARY

The base salary element of our compensation program is designed to be competitive with compensation paid to similarly-situated, competent, and skilled executives.

The Compensation Committee uses the information and procedures described below to set base salaries tied to individual performance, contribution to business results, and market compensation comparisons. The Compensation Committee determines if base salary adjustments are appropriate for our NEOs after considering all of the following factors:

•	NEO’s performance relative to the pre-established goals and objectives in his areas of responsibility

•	NEO’s overall managerial effectiveness with respect to planning, personnel development, communications, regulatory compliance and similar matters

•	Competitive pay levels for similarly situated executives set forth in compensation surveys and our peer group

•	Marketplace trends in salary increases

•	NEO’s potential for future contributions to the company, retention risks, fairness in view of our overall salary increases, and the ability of our company to pay the increased salaries

•	Economic environment and its impact on the company

We review annually the base salaries of the NEOs, and also at the time of a promotion or change in responsibilities. The following table sets forth the base salary of each NEO at December 31, 2016:

NAME	POSITION	2016 SALARY
Tom Hill	Chairman, President and Chief Executive Officer	$950,000
John McPherson	Executive Vice President and Chief Financial and Strategy Officer	$780,000
Stan Bass	Chief Growth Officer	$550,000
Michael Mills	Chief Administrative Officer	$550,000
David Clement	President, Central Division	$332,000

OUR NEOS FOR 2016 AND THEIR TENURES WITH VULCAN
Tom Hill	27 years
John McPherson	5 years
Stan Bass	20 years
Michael Mills	26 years
David Clement	25 years

PAY FOR PERFORMANCE To further our goal of aligning the executives’ interests with those of our shareholders, we generally reward superior performance through our short-term cash bonus program and long-term equity-based incentives rather than through base salary.

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	39

SHORT-TERM PERFORMANCE-BASED BONUS

Our short-term cash bonus incentive program is designed to motivate our executives, including the NEOs, and reward them with cash payments for achieving quantifiable, pre-established business results. We pay short-term incentives to our NEOs under the shareholder-approved Executive Incentive Plan (EIP), which is intended to yield cash bonus payments that constitute qualified performance-based compensation under Section 162(m) of the Code.

Meeting the Minimum Performance Threshold under the Executive Incentive Plan (EIP)

In order for the NEOs to be eligible to receive a cash bonus, the company must attain a minimum performance threshold for the year, as established by the Compensation Committee. The minimum performance threshold is used only to determine a NEO’s eligibility for a bonus payment under the EIP. If the minimum performance threshold is met, the actual amount of bonus payable is calculated in accordance with the process described in “Determining Bonus Payable.” For 2016, the minimum threshold was either: (1) cash earnings in the amount of $300 million; or (2) EBITDA in the amount of $500 million. Company performance exceeded each of these established minimum thresholds.

If the Compensation Committee determines that either of the minimum performance thresholds are met, our NEOs may receive a bonus under the EIP, subject to the Compensation Committee’s discretion to adjust the bonus downward from the maximum bonus amount set under the EIP. The Compensation Committee cannot exercise upward discretion.

Determining Bonus Payable

We use EBITDA Economic Profit (EBITDA EP), which incorporates Return on Capital Employed (ROCE), as our short-term incentive metric. We believe this metric provides an incentive for management to carefully consider deployment of capital as the company increases capital expenditures during the current construction up cycle.

EBITDA EP measures the extent to which Adjusted EBITDA exceeds an operating capital charge. Adjusted EBITDA EP is based on Adjusted EBITDA, but includes other performance adjustments, such as business acquisition performance versus planned performance. The operating capital charge is based on our company’s average assets and liabilities associated with Adjusted EBITDA EP multiplied by the estimated pretax cost of capital. We believe that changes in EBITDA EP positively correlate with changes in shareholder value better than other commonly used financial performance measures.

The 2016 EBITDA EP target of $223 million was based on performance during the preceding three years, weighted most heavily on the most recent fiscal year, less certain gains on sales of property or assets. The Compensation Committee determined to pay cash bonuses for 2016 financial performance (as reflected in the table below) based on EBITDA EP of $476 million, which was $253 million above the target.

Note: EBITDA EP is a non-GAAP measure. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

Target and Actual Bonus

The table below shows for each NEO the target bonus, the maximum bonus payable under the EIP, and the actual cash bonus paid to each NEO based on 2016 financial performance. The maximum bonuses payable, referenced in the table below, are established under the shareholder-approved EIP. The EIP permits the payment of bonuses based on financial performance of up to 4 times a NEO’s target bonus, but not to exceed $7 million. In 2016, the Compensation Committee took action to limit the maximum cash bonuses for 2016 financial performance to 2.5 times each NEO’s target bonus as set in February 2016.

Name	Base Salary	“Target Bonus” as a Percentage of Base Salary	Target Bonus Amount	Maximum Bonus Per EIP(1)	Cash Bonus Paid Based on 2016 Performance
Tom Hill	$950,000	115%	$1,092,500	$2,731,000	$2,264,000
John McPherson	$780,000	110%	$858,000	$2,145,000	$1,778,000
Stan Bass	$550,000	80%	$440,000	$1,100,000	$892,000
Michael Mills	$550,000	80%	$440,000	$1,100,000	$898,000
David Clement	$332,000	60%	$199,200	$498,000	$384,000

(1)	The amounts in this column equal 2.5 times the target bonus, which is the maximum bonus as set by the Compensation Committee.

40	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

LONG-TERM EQUITY INCENTIVES

Our long-term equity incentive compensation program rewards the NEOs based on the future performance of our company, by providing awards for creating value for our shareholders. The goals of the long-term incentive program are to:

•	Ensure NEOs’ financial interests are aligned with our shareholders’ interests

•	Motivate decision-making that improves financial performance over the long-term

•	Recognize and reward superior financial performance of our company

•	Provide a retention element to our compensation program

•	Promote compliance with the stock ownership guidelines for executives

Based principally on data and analysis from its independent compensation consultant, the Compensation Committee establishes a “standard” long-term equity incentive opportunity, expressed as a percentage of each NEO’s base salary, to be used when making long-term equity awards. The table below shows the applicable 2016 percentages for each of our NEOs when long-term awards were granted in February 2016.

Standard Long-Term Award Expressed as a Percentage of Base Salary for 2016
Tom Hill	300%
John McPherson	275%
Stan Bass	150%
Michael Mills	150%
David Clement	75%

The Compensation Committee retains the discretion to deviate from these percentages in determining actual long-term incentive grants it makes each year to reflect our company’s past performance, based on total shareholder return (TSR) or other quantifiable financial measures deemed appropriate.

Our 2016 Omnibus Long-Term Incentive Plan (the 2016 Plan) provides a variety of alternative types of awards that the Compensation Committee may use, at its discretion, for granting long-term incentives. The 2016 Plan became effective on May 13, 2016, after it was approved by our shareholders at the company’s 2016 Annual Meeting. The types of awards authorized under the 2016 Plan include:

•	stock options

•	stock-only stock appreciation rights (SOSARs)

•	performance share units (PSUs)

•	restricted stock units (RSUs)

In recent years, the Compensation Committee has used PSUs, SOSARs or a combination of both for annual equity incentive grants through each of the 2006 Plan, which expired on May 12, 2016, and the 2016 Plan.

2016 Long-Term Incentive Grants

Annually at its February meeting, the Compensation Committee grants long-term incentive awards. All such equity-based awards are priced on the date of grant. Typically, any additional equity-based incentive grants are made to NEOs during the year only upon hire or promotion.

In 2016, the Compensation Committee made the annual long-term incentive grant to the NEOs in the form of a combination of SOSARs and PSUs. PSU grants comprised approximately 75% of the total value of the annual long-term incentive grants made to each NEO, while SOSARs comprised the remaining 25%. The number of equity-based awards granted is determined by valuing SOSARs and PSUs under valuation principles similar to generally accepted accounting principles (in the case of SOSARs, a Black-Scholes option pricing model and in the case of PSUs, a Monte Carlo simulation model). The Compensation Committee normally grants a number of equity-based awards that produces an award value on the date of the grant that approximates the 50th percentile level of awards made to similarly-situated executives determined by our competitive market analysis. However, the Compensation Committee may make adjustments each year to the number of units granted.

A summary of all long-term incentive (LTI) grants made to NEOs in 2016 is as follows:

Name	2016 ANNUAL GRANTS		Total LTI Grants
	SOSARs	PSUs
Tom Hill	32,100	32,200	64,300
John McPherson	24,200	24,200	48,400
Stan Bass	9,300	9,300	18,600
Michael Mills	9,300	9,300	18,600
David Clement	2,800	2,800	5,600

These awards are also reflected in the Summary Compensation Table on page 47 and the Grants of Plan-Based Awards table on page 48.

Performance Share Units (PSUs)

PSUs vest at the end of a four-year period to the extent that the company has met the performance goals established by the Compensation Committee. Vested PSUs are paid in Vulcan common stock. Unvested PSUs do not earn dividends. For PSUs granted in 2016, the performance measurement is the company’s total shareholder return (TSR) percentile rank relative to the TSR of the S&P 500 for the four-year period ending December 31, 2019. The Compensation Committee chose the S&P 500 as the comparison group for relative TSR performance because it is a broad and stable index group that represents investors’ alternative capital investment opportunities. Vulcan is also

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	41

a member of the S&P 500. The following table shows the payout percentage of 2016 PSUs that will vest over the four-year period based on levels of performance achieved.

PERFORMANCE SHARE UNIT PAYMENT TABLE (1)
Grant Value	4-Year Average TSR Percentile Rank Relative to S&P 500 Index	% of PSUs Payable(2)
50th percentile level of awards made to similar executives, based upon a market analysis	75th or more	200
	50th	100
	25th or less	0

(1)	The 2016 grant amount was set at a level that approximated the 50th percentile level of awards made to similarly situated executives. Therefore, if the company’s 4-year average TSR relative to the S&P 500 Index is at the 50th percentile, the full award is paid. The payout is adjusted incrementally for performance above and below the 50th percentile and can range from 0% to 200%.
(2)	Payouts interpolated for returns between 25th and 50th percentile and 50th and 75th percentile.

Stock-Only Stock Appreciation Rights (SOSARs)

SOSARs entitle the recipient to receive, at the time of exercise, shares of Vulcan stock with a market value equal to the difference between the exercise price (the closing price of Vulcan stock on the date of grant) and the market price of Vulcan stock on the date the SOSARs are exercised. SOSARs have a ten-year term and vest at a rate of 25% annually over the first four years of their term.

2016 Long-Term Incentive Payments of Prior Grants

In February 2016, our NEOs received payment for PSUs that were granted in 2012 which vested on December 31, 2015 because the applicable performance criteria were satisfied. These PSUs were paid out at 152.1% of the amount of the original grant made in 2012. The PSU payment percentage of 152.1% was based on TSR performance of our common stock relative to the TSR performance of the companies that comprise the S&P 500 Index.

Payment Calculation for PSUs Granted in 2012 Paid February 16, 2016
Executive	Units Granted in 2012	Percentage Payable	Units Payable
Tom Hill	10,200	152.1%	15,515
John McPherson	13,200	152.1%	20,078
Stan Bass	10,200	152.1%	15,515
Michael Mills	10,200	152.1%	15,515
David Clement	1,780	152.1%	2,708

STOCK OWNERSHIP GUIDELINES

In order to align the interests of the NEOs with our shareholders’ interests and to promote a long-term focus for these officers, our company has executive stock ownership guidelines for the officers of our company. The guidelines are based on management’s and the compensation consultant’s assessment of market practice. The stock ownership requirements are higher for the CEO than for the other NEOs.

42	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

The table below shows the guidelines for the NEOs, expressed as a multiple of base salary:

Name	Multiple of Base Salary Ownership Guidelines
Tom Hill	7x
John McPherson	5x
Stan Bass	4x
Michael Mills	4x
David Clement	3x

What Counts Toward the Guideline

•	shares owned personally

•	shares in the Vulcan 401(k) savings plan or other qualified retirement plans

•	shares in the company’s deferred compensation and nonqualified supplemental benefit plans

•	grants of restricted stock units (RSUs)

•	shares owned by a family member, shares held in trust for the benefit of the NEO or a family member, or shares held in trust for which such officer is trustee

What Does Not Count Toward the Guideline

•	“in the money” value of vested SOSARs

•	unvested performance share units (PSUs)

Annually, our CEO reviews compliance with the ownership guidelines and reports the results to the Compensation Committee. All of the NEOs meet or exceed our ownership guidelines.

Share Retention Requirements

Pursuant to the equity retention policy in our stock ownership guidelines, all NEOs are required to retain 50% of net shares paid as incentive compensation until such officer meets or exceeds the applicable ownership guidelines.

BENEFITS AND PERQUISITES

NEOs participate in each of the benefit plans or arrangements that generally are made available to all salaried employees including:

•	medical and dental benefits;

•	life, accidental death and disability insurance; and

•	retirement plans.

Our company pays 100% of the premiums for individual long-term disability policies that insure base salary and target bonus in excess of that insured under the group contract up to a limit of $700,000 covered compensation.

We provide company-owned cars to the NEOs for their use. Additionally, we pay for the insurance, maintenance and fuel for such vehicles. Executives reimburse our company for a portion of the expense associated with personal use of these vehicles. In addition, the value of personal mileage is charged to the NEO as imputed income.

We also make the company-owned aircraft available to the CEO and other senior executives for business travel. The aircraft is available to the CEO and the other NEOs for personal use at the expense of the NEO. In 2016, John McPherson used the company-owned aircraft for commuting use on nine occasions and the amount attributable to that use was included in his taxable income for the year. Depending on availability, Mr. McPherson also is permitted to ride along on the corporate aircraft when it is already scheduled to fly to a specific destination for a business purpose. This use has no incremental cost to Vulcan. During 2016, Mr. McPherson rode along on 11 such trips on the corporate aircraft when it already was scheduled to fly from Texas to our corporate headquarters in Birmingham, Alabama. The amounts attributable to these ride-alongs were included in his taxable income for the year. In 2016, Stan Bass also used the company-owned aircraft for a personal reason on a single occasion and the amount attributable to that use was included in his taxable income for the year. Except as set forth above, none of the other NEOs received a personal benefit from use of company-owned aircraft.

We do not provide other perquisites, such as country club memberships, to the NEOs.

The Compensation Committee reviews our policies and determines whether and to what extent perquisites should be modified or continued.

CHANGE OF CONTROL PROTECTION AND POST TERMINATION AGREEMENTS

Effective as of January 1, 2016, Vulcan entered into new Change of Control Employment Agreements (COC Agreements) with Messrs. Hill, McPherson, Bass and Mills to replace prior change of control severance agreements. Each of the COC Agreements covers a term of three years and will be automatically extended annually for subsequent three-year terms unless Vulcan gives prior notice of non-extension. In the event of a change of control, said COC Agreements entitle the executives to continue employment with Vulcan for two years following the change of control, during which time period the executive will continue to hold a position and duties, and receive compensation and benefits, commensurate with the practices in effect during the four-month period prior to the change of control. Severance benefits under each COC Agreement will be payable following a qualifying termination (termination by the executive for good reason or by Vulcan without cause) that occurs within two years following (or prior to, but in connection with) a change of control. A change of control is defined to include: (a) the acquisition of 30%, or more of the outstanding Vulcan stock or voting power by an individual, entity or group; (b) a

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	43

change in the majority of the board of directors of Vulcan that is not endorsed by the incumbent board of directors; and (c) consummation of a reorganization, merger, consolidation or similar corporate transaction that results in a new group holding at least 50% of the beneficial ownership of the outstanding Vulcan stock or voting power.

The COC Agreements provide for a payment of 3 times the sum of base salary and average bonus upon a change of control. Mr. Clement is subject to the Change of Control Severance Plan for Senior Officers (COC Plan), effective as of January 1, 2016, that provides for a payment of 2.5 times the sum of base salary and average bonus upon a change of control. Other than the payout amount, the terms of the COC Plan are consistent with the COC Agreements.

We provide change of control protections to provide for retention and continuity in order to minimize disruptions during a pending or anticipated change of control. For a detailed description of these change of control benefits, refer to “NEO Change of Control Agreements and Related Cash Severance Benefits” on page 53.

RETIREMENT BENEFITS

Our company provides the following retirement benefits to our NEOs:

Benefit	Background
Retirement Plan*	This pension plan covers all salaried employees of our company hired prior to July 15, 2007.
Supplemental Plan*	The Unfunded Supplemental Benefit Plan provides for benefits that are curtailed under the Retirement Plan and the 401(k) Plan due to Internal Revenue Service pay and benefit limitations for qualified plans. This Plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Unfunded Supplemental Benefit Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of our company.
401(k) Plan	This plan has two components: (1) an employee contribution feature with company matching, and (2) a profit-sharing feature.
*A discussion of all retirement benefits provided to the NEOs is set forth under the heading “Retirement and Pension Benefits” beginning on page 51.

* IMPORTANT PENSION INFORMATION AS OF DECEMBER 31, 2013, BENEFITS UNDER THE RETIREMENT PLAN AND THE SUPPLEMENTAL PLAN WERE FROZEN. These plans were amended to freeze service accruals effective December 31, 2013 and pay accruals effective December 31, 2015

44	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2017 Proxy Statement

Considering Risk, Accounting and Tax Considerations

Our compensation programs are balanced, focused and give considerable weight to the long-term performance of our company. Under this structure, the highest amount of compensation can only be achieved through consistent superior performance over sustained periods of time. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and long-term equity-based incentive awards. The Compensation Committee retains the discretion to adjust compensation for quality of performance and adherence to our company’s values.

Based on the foregoing features of our compensation programs, the Compensation Committee has concluded that risks arising from compensation policies and practices for employees of the company and its affiliates are not reasonably likely to have a material adverse effect on the company as a whole.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

In administering the compensation program for NEOs, the Compensation Committee considers the applicability of Section 162(m) of the Code, the consequences under financial accounting standards, the tax consequences in our analysis of total compensation and the mix of compensation elements, base salary, bonus and long-term incentives. Section 162(m) prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees in excess of $1,000,000, unless the compensation qualifies as performance-based compensation within the meaning of the Code. To preserve the deductibility of compensation, we intend that bonus payments made according to the EIP and grants of long-term incentives under our 2016 Plan are intended to qualify as “qualified performance-based compensation.” The Compensation Committee has the discretion to design and implement compensation elements that may not be deductible under Section 162(m) if the Compensation Committee determines that, despite the tax consequences, those elements are in our company’s best interest to adopt. For example, we do not issue incentive stock options (ISOs), even though ISOs provide potential tax advantages to the recipient, because of the negative tax and accounting consequences to our company.

TAX & ACCOUNTING IMPLICATIONS WE CONSIDER THE TAX AND FINANCIAL ACCOUNTING IMPLICATIONS TO OUR COMPANY IN ALLOCATING AWARDS AMONG VARIOUS COMPENSATION VEHICLES AND SEEK TO PRESERVE THE TAX DEDUCTION FOR COMPENSATORY AWARDS.

Vulcan 2017 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	45

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated: February 9, 2017

COMPENSATION COMMITTEE

James T. Prokopanko, Chair

Thomas A. Fanning

Lee J. Styslinger, III

Kathleen Wilson-Thompson

46	COMPENSATION COMMITTEE REPORT	Vulcan 2017 Proxy Statement

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth, for the three most recently completed fiscal years, information concerning the compensation of our NEOs employed as of December 31, 2016:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
J. Thomas Hill Chairman, President & Chief Executive Officer	2016 2015 2014	941,670 891,668 668,917		0 0 0	2,826,194 2,312,865 792,750	937,320 775,236 274,250	2,264,000 1,923,000 1,590,000	289,682 2,195,294 805,186	272,587 163,523 74,358	7,531,453 8,261,586 4,205,461
John R. McPherson EVP and Chief Financial and Strategy Officer	2016 2015 2014	773,334 733,338 598,808		0 0 0	2,124,034 1,901,190 792,750	706,640 639,318 274,250	1,778,000 1,581,000 1,310,000	0 0 0	288,256 286,743 118,646	5,670,264 5,141,319 3,094,454
Stanley G. Bass Chief Growth Officer	2016 2015 2014	554,258 562,800 545,134	(5) (5) (5)	0 0 0	816,261 1,511,970 443,940	271,560 156,054 153,580	892,000 665,000 567,000	157,618 501,706 653,327	408,898 98,711 96,175	3,100,595 3,496,241 2,459,156
Michael R. Mills Chief Administrative Officer	2016 2015 2014	530,508 429,508 410,008		0 0 0	816,261 531,435 456,624	271,560 178,707 157,968	898,000 601,000 573,000	178,516 522,763 581,778	110,257 78,028 61,314	2,805,102 2,341,441 2,240,692
David P. Clement President, Central Division	2016 2015 2014	330,504 371,888 357,924	(6) (6)	0 0 0	245,756 247,005 228,312	81,760 83,061 78,984	384,000 507,000 542,000	130,558 506,675 374,968	168,575 85,252 37,324	1,341,153 1,800,881 1,619,512

(1)	Pursuant to the rules of the SEC, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of FASB ASC Topic 718. For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts adjusted for current expectations of future dividend payouts. The volatility assumption is based on the historical volatility, and expectations regarding future volatility, of our common stock over a period equal to the option’s expected term. The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding. For Performance Share Awards, the fair value is estimated on the date of grant using a Monte Carlo simulation model. For the highest performance level the maximum number of shares payable and the estimated grant date value are 64,400 shares ($5,652,388) for Mr. Hill; 48,400 shares ($4,248,068) for Mr. McPherson; 18,600 shares ($1,632,522) for Mr. Bass; 18,600 shares ($1,632,522) for Mr. Mills; and 5,600 shares ($491,512) for Mr. Clement. We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.
(2)	The Executive Incentive Plan (EIP) payments were made on March 13, 2017 for the previous year’s performance. See discussion of the EIP under heading “Compensation Discussion and Analysis” above.
(3)	Includes only the amount of change in pension value because our company does not provide any above market earnings on deferred compensation balances. The year over year change in pension value was attributable to three primary factors which were: (i) aging (one year closer to retirement), (ii) shift in the accrued benefit (from nonqualified plan to qualified plan), and (iii) change in actuarial assumptions (change in interest rate from 3.84% to 3.66%, and mortality table to RP-2014 Health Employee & Annuitant Mortality White Collar Table, adjusted to 2006 base rates, with generational improvements projected using Scale MP-2016).

FOOTNOTE 3 Breakout detail of change in pension value shown in table below:

Name	Aging (one year closer to retirement) ($)	Shift in Accrued Benefit ($)	Change in Assumptions ($)	Total Change ($)
Tom Hill	202,184	6,291	81,207	289,682
John McPherson(a)	0	0	0	0
Stan Bass	104,090	4,491	49,037	157,618
Michael Mills	119,849	5,904	52,763	178,516
David Clement	87,967	5,534	37,057	130,558

(a)	Mr. McPherson was hired after 2007 and is not eligible to participate in the company’s defined benefit plan.

Vulcan 2017 Proxy Statement	EXECUTIVE COMPENSATION	47

(4)	Includes qualified defined contribution plan contributions, company-paid life insurance premiums, commuting expenses, relocation expenses and personal use of company automobile, as set forth in the following table.

FOOTNOTE 4 Breakout detail of all other compensation shown in table below:

Name	Non-Qualified SERP Contributions ($)	Qualified 401(k) Contributions ($)	Company Paid Life Insurance Premiums ($)	Personal Use of Company Automobile ($)	Commuting Expenses ($)	Personal Use of Company Aircraft ($)	Relocation Expenses ($)	Total ($)
Tom Hill	244,647	26,500	1,440	0	0	0	0	272,587
John McPherson	196,494	26,500	1,440	4,458	59,364	0	0	288,256
Stan Bass	91,847	26,500	1,440	4,257	0	1,950	282,904	408,898
Michael Mills	81,491	26,500	1,440	826	0	0	0	110,257
David Clement	60,306	26,500	1,440	1,028	0	0	79,301	168,575

(5)	Includes a regional supplement in the amount of $20,750 for 2016, $114,000 for 2015, and $109,500 for 2014.
(6)	Includes a regional supplement in the amount of $51,000 for 2015 and $51,000 for 2014.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards in 2016 to our NEOs:

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (# OF SHARES)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securi- ties Un- derlying Options (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tom Hill	2/12/2016	0	1,092,500	2,731,250	0	32,200	64,400	0	32,100	92.02	3,763,514
John McPherson	2/12/2016	0	858,000	2,145,000	0	24,200	48,400	0	24,200	92.02	2,830,674
Stan Bass	2/12/2016	0	440,000	1,100,000	0	9,300	18,600	0	9,300	92.02	1,087,821
Michael Mills	2/12/2016	0	440,000	1,100,000	0	9,300	18,600	0	9,300	92.02	1,087,821
David Clement	2/12/2016	0	199,200	498,000	0	2,800	5,600	0	2,800	92.02	327,516

(1)	Exercise price was determined using the closing price of our common stock on the grant date as required under the 2006 Plan.
(2)	Amount represents the grant date fair values calculated in accordance with FASB ASC Topic 718. The grant date fair value of $87.77 for the PSUs granted on 2/12/2016 was calculated using a Monte Carlo simulation model. The grant date fair value of $29.20 for the SOSARs granted on 2/12/2016 was calculated using a Black-Scholes option pricing model. Fair value was calculated on the number of units granted.

48	EXECUTIVE COMPENSATION	Vulcan 2017 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Certain information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each of the NEOs outstanding as of December 31, 2016, is set forth in the table below:

Name	OPTION AWARDS						STOCK AWARDS
	Grant Date	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(13) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(12) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($)
Tom Hill	2/7/2008	2,280	0		70.69	2/7/2018
	2/12/2009	9,285	0		47.47	2/12/2019
	2/12/2010	6,200	0		43.05	2/11/2020
	3/1/2011	4,900	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	5,250(2)	1,750		55.41	2/7/2023			10,507(6)	1,314,951
	12/20/2013						20,000(10)	2,503,000
	2/13/2014	6,250(3)	6,250		66.00	2/13/2024			12,500(7)	1,564,375
	2/12/2015	7,700(4)	23,100		79.41	2/12/2025			30,900(8)	3,867,135
	2/12/2016	0(5)	32,100		92.02	2/12/2026			32,200(9)	4,029,830
John McPherson	11/9/2011	355,600	0		29.05	11/9/2021
	11/9/2011	15,300	0		29.05	11/9/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	6,075(2)	2,025		55.41	2/7/2023			12,158(6)	1,521,574
	12/20/2013						20,000(10)	2,503,000
	2/13/2014	6,250(3)	6,250		66.00	2/13/2024			12,500(7)	1,564,375
	2/12/2015	6.350(4)	19,050		79.41	2/12/2025			25,400(8)	3,178,810
	2/12/2016	0(5)	24,200		92.02	2/12/2026			24,200(9)	3,028,630
Stan Bass	2/7/2008	5,760	0		70.69	2/7/2018
	2/12/2009	18,570	0		47.47	2/12/2019
	2/11/2010	9,300	0		43.05	2/11/2020
	3/1/2011	5,600	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	5,250(2)	1,750		55.41	2/7/2023			10,507(6)	1,314,951
	2/13/2014	3,500(3)	3,500		66.00	2/13/2024			7,000(7)	876,050
	2/12/2015	1,550(4)	4,650		79.41	2/12/2025	14,000(11)	1,752,100	6,200(8)	775,930
	2/12/2016	0(5)	9,300		92.02	2/12/2026			9,300(9)	1,163,895
Michael Mills	2/7/2008	4,425	0		70.69	2/7/2018
	2/12/2009	20,970	0		47.47	2/12/2019
	2/11/2010	3,500	0		43.05	2/11/2020
	3/1/2011	5,600	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	5,250(2)	1,750		55.41	2/7/2023			10,507(6)	1,314,951
	12/20/2013						20,000(10)	2,503,000
	2/13/2014	3,600(3)	3,600		66.00	2/13/2024			7,200(7)	901,080
	2/12/2015	1,755(4)	5,325		79.41	2/12/2025			7,100(8)	888,565
	2/12/2016	0(5)	9,300		92.02	2/12/2026			9,300(9)	1,163,895

Vulcan 2017 Proxy Statement	EXECUTIVE COMPENSATION	49

Name	OPTION AWARDS						STOCK AWARDS
	Grant Date	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(13) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(12) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(13) ($)
David Clement	2/7/2008	1,890	0		70.69	2/7/2018
	2/12/2009	4,520	0		47.47	2/12/2019
	2/11/2010	1,430	0		43.05	2/11/2020
	3/1/2011	1,370	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	810(2)	270		55.41	2/7/2023			1,636(6)	204,745
	2/13/2014	1,800(3)	1,800		66.00	2/13/2024			3,600(7)	450,540
	2/12/2015	825(4)	2,475		79.41	2/12/2025			3,300(8)	412,995
	2/12/2016	0(5)	2,800		92.02	2/12/2026			2,800(9)	350,420

Options in footnotes 2, 3, 4, and 5 vest at a rate of 25% per year in years 1 – 4.

(1)	No Options (SOSARs) were granted in 2012.
(2)	Options (SOSARs) with vesting dates 2/7/2014, 2/7/2015, 2/7/2016, and 2/7/2017.
(3)	Options (SOSARs) with vesting dates 2/13/2015, 2/13/2016, 2/13/2017, and 2/13/2018.
(4)	Options (SOSARs) with vesting dates 2/12/2016, 2/12/2017, 2/12/2018, and 2/12/2019.
(5)	Options (SOSARs) with vesting dates 2/12/2017, 2/12/2018, 2/12/2019, and 2/12/2020.

PSUs in footnotes 6, 7, 8 and 9 cliff vest 100% after a four-year performance period.

(6)	PSUs with vesting date of 12/31/2016.
(7)	PSUs with vesting date of 12/31/2017.
(8)	PSUs with vesting date of 12/31/2018.
(9)	PSUs with vesting date of 12/31/2019.
(10)	Restricted Stock Units (RSUs) cliff vest 100% after a four-year period, with a vesting date of 12/20/2017.
(11)	RSUs cliff vest 100% after a four-year period, with a vesting date of 2/12/2019.
(12)	Vested PSUs adjusted for company performance through 12/31/2016. Unvested PSUs reported at target.
(13)	Based on closing price of our common stock on the NYSE on 12/30/2016, $125.15.

Deferred Compensation Plan

Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax-efficient manner. We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders. Our company does not make any contributions to the plan on behalf of the participants. Because our company purchases assets that mirror, to the extent possible, participants’ deemed investment elections under the plan, the only costs to our company related to the plan are administrative costs and any contributions that may be necessary to true-up account balances with deemed investment results. The plan allows executives with annual compensation (base salary and target annual short-term bonus) of $200,000 or more to defer receipt of up to 50% of base salary, up to 100% of annual cash bonus and up to 100% (net of FICA and any applicable local taxes) of long-term incentive awards, which are not excluded from deferral eligibility by the Code (or regulations thereunder), until a date selected by the participant. The amounts deferred are deemed invested as designated by participants in our company’s common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under our company’s 401(k) plan. The plan does not offer any guaranteed return to participants.

The plan is funded by a “rabbi trust” arrangement owned by our company, which holds assets that correspond to the deemed investments of the plan participants and pays benefits at the times elected by the participants. Participants have an unsecured contractual commitment from our company for payment when the amounts accrue. Upon the death or disability of a participant or upon a change of control of our company, all deferred amounts and all earnings related thereto will be paid to the participant or participant’s beneficiaries in a single lump sum cash payment.

Effective for deferrals made after January 1, 2007, the plan permits executives to defer payouts of PSUs and DSUs into the plan, which would, absent such deferral, be distributed to the executives and immediately taxable. The PSU and DSU deferrals generally will be credited to the plan participant accounts in the form of phantom stock and an equal number of

50	EXECUTIVE COMPENSATION	Vulcan 2017 Proxy Statement

shares of our common stock will be deposited by our company into the rabbi trust. Deferrals of long-term incentive compensation payments are also invested in phantom stock of our company and may not be reallocated to an alternative investment option while in the plan.

The following table shows the contributions, earnings, distributions and year-end account values for the NEOs under the plan:

NONQUALIFIED DEFERRED COMPENSATION PLAN

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(1) ($)
Tom Hill	0	0	413,057	0	1,167,382
John McPherson	0	0	0	0	0
Stan Bass	0	0	0	0	0
Michael Mills	0	0	0	0	0
David Clement	50,700	0	31,855	0	141,542

(1)	Includes both the executive contributions and the earnings on those contributions. Cash-based salary and cash annual bonus amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. PSU and DSU deferrals are included as compensation in the year of the grant. Above-market earnings are not reported as our company does not provide for such earnings on deferred compensation.

OPTION EXERCISES AND STOCK VESTED

Certain information concerning each exercise of stock options and each vesting of stock during the fiscal year ended December 31, 2016, for each of the NEOs on an aggregate basis is set forth in the table below:

Name	OPTION AWARDS		STOCK AWARDS

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Tom Hill	24,875	1,302,662	15,515	1,396,195
John McPherson	0	0	20,078	1,806,819
Stan Bass	8,910	99,436	15,515	1,396,195
Michael Mills	10,995	187,165	15,515	1,396,195
David Clement	3,790	142,070	2,708	243,693

(1)	Calculated by multiplying the difference between the fair market value of our common stock on the date of exercise and the option exercise price by the number of options exercised.
(2)	Represents the payment of Performance Share Units (PSUs). PSUs were paid 100% in stock.
(3)	Calculated by multiplying the number of units vested by the closing price of our common stock for PSUs on the vesting date (2/11/2016).

RETIREMENT AND PENSION BENEFITS

Generally, most full-time salaried employees of our company that were hired prior to July 15, 2007, including all of the NEOs except Mr. McPherson, participate in our company’s pension plans. Our NEOs are also eligible for supplemental retirement programs, as described on the following page. Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.

Vulcan 2017 Proxy Statement	EXECUTIVE COMPENSATION	51

The following table provides for each NEO the number of years of credited service and the present value of accumulated benefits as of December 31, 2016, under each plan in which the NEO participates. The narrative that follows this table provides a description of the material features of each plan.

PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Tom Hill	Retirement Income Plan	23 3/12	1,151,255	0
	Supplemental Benefit Plan	23 3/12	4,001,965	0
John McPherson	Retirement Income Plan	n/a	n/a	0
	Supplemental Benefit Plan	n/a	n/a	0
Stan Bass	Retirement Income Plan	17 7/12	819,849	0
	Supplemental Benefit Plan	17 7/12	1,748,808	0
Michael Mills	Retirement Income Plan	22 9/12	1,073,727	0
	Supplemental Benefit Plan	22 9/12	1,841,478	0
David Clement	Retirement Income Plan	21 9/12	1,018,345	0
	Supplemental Benefit Plan	21 9/12	1,023,749	0

(1)	The present value of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62. The following FASB ASC Topic 715 “Compensation—Retirement Benefits” assumptions as of December 31, 2016, were used to determine the present values:
(i)	discount rate of 3.66%;
(ii)	mortality based on the RP-2014 Healthy Employee & Annuitant Mortality White Collar Table, and generational improvements projected using Scale MP-2016;
(iii)	present values for lump sums are based on projected segmented interest rates and the prescribed 2016 IRS Mortality Table;
(iv)	Supplemental Benefit Plan benefits assumed to be paid as a 10 Year Term Certain Annuity; and
(v)	for the Retirement Income Plan, 40% of the benefit accrued before December 31, 2000, is assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity.

Retirement Income Plan

The Retirement Income Plan for Salaried Employees (Retirement Plan) provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers, hired prior to July 15, 2007. In 2013, the Retirement Plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015.

The normal retirement date is defined in the Retirement Plan as the first day of the calendar month immediately following a participant’s 65th birthday. The amount of benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Retirement Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings and includes base monthly salary and any awards under the EIP, as reflected in the “Salary” and “Non-equity Incentive Plan Compensation” columns of the Summary Compensation Table. Under Section 415 of the Code, the maximum annual benefit allowable under the Retirement Plan for an employee retiring at age 65 in 2016 is $210,000. In addition, Section 401 of the Code limits the amount of a participant’s compensation that may be taken into account under the Plan to $265,000. These dollar limits are subject to cost of living adjustments.

The Retirement Plan formula provides a monthly benefit equal to 0.9% of final average earnings per year of service accrued prior to age 45, plus 1.2% of final average earnings per year of service accrued after age 44, plus .5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service. A vested participant may commence receiving early retirement benefits under the Retirement Plan as early as age 55. The amount of early retirement reduction depends on the age of a participant when active employment ceases. If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced. However, if the benefit commences prior to age 62, the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62. If active employment ceases prior to age 55, the monthly benefit is actuarially reduced for commencement between ages 55 and 65.

The normal form of retirement benefit under the Retirement Plan for an unmarried participant is a single life annuity, which is a monthly payment for life. The normal form of retirement benefit under the Retirement Plan for a married participant is a 75% joint and survivor annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for his or her lifetime. The Retirement Plan also permits the participant to elect, with spousal consent, other

52	EXECUTIVE COMPENSATION	Vulcan 2017 Proxy Statement

annuity options and a lump sum payment for benefits accrued prior to 2001. The optional forms of payment are subject to actuarial adjustment.

Unfunded Supplemental Benefit Plan

The Unfunded Supplemental Benefit Plan for Salaried Employees (Supplemental Plan) enables our company to pay any person whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code, an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations. In 2013, the Supplemental Plan was also amended to freeze future service and pay accruals in the same manner as described above for the qualified Retirement Plan.

The Supplemental Plan is unfunded and amounts payable to the employees covered thereby are considered to be general obligations of our company; however, the Supplemental Plan contains provisions that allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a change of control event (as defined in the Supplemental Plan).

The determination of the benefit amount and the payment options under the Supplemental Plan are the same as the Retirement Plan, except as follows. Effective January 1, 2007, the Supplemental Plan was amended to allow existing participants to make an election to receive supplemental pension benefits in the form of installment payments over a period of 10 years, thereby accelerating payout somewhat and minimizing to some extent the risk of future non-payment. The installment payments are actuarially equivalent to the various annuity options available under the Retirement Plan. New participants in the Supplemental Benefit Plan on or after January 1, 2007 automatically receive their supplemental pension benefits in the form of installment payments over a period of 10 years and have no other payment options.

Eligibility for Early Retirement

As of February 1, 2017, Messrs. Hill, Bass, Mills and Clement were eligible for early retirement under the Retirement Plan and the Supplemental Plan.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This Section describes and estimates payments that could be made to the NEOs under different termination and change of control (COC) events. The estimated payments would be made under the terms of our company’s compensation and benefits programs or the COC Agreements with Messrs. Hill, McPherson, Bass and Mills and the COC Plan with respect to Mr. Clement. The amount of potential payments is calculated as if the different events occurred as of December 31, 2016, and assumes that the price of our company’s common stock is the closing market price as of December 30, 2016 (the last trading day of the fiscal year).

Description of Termination and Change of Control Events

The following charts list different types of termination and COC events that can affect the treatment of payments under our company’s compensation and benefit programs. These events also affect payments to Messrs. Hill, McPherson, Bass and Mills under their COC Agreements, and to Mr. Clement under the COC Plan. None of the COC Agreements provide for a “single-trigger”; therefore, no payments are made under the COC Agreements unless, within two years of the COC, the officer is involuntarily terminated or he voluntarily terminates for good reason (as described below).

Termination Events

•	Retirement or Retirement Eligible—Termination of a NEO who is at least 55 years old and has at least one year of credited service.

•	Involuntary Termination without Cause—Termination by our company of a NEO who is not retirement eligible.

•	Resignation—Voluntary termination by a NEO who is not retirement eligible.

•	Death or Disability—Termination of a NEO due to death or disability.

•	Involuntary Termination for Cause—Termination of a NEO for cause. Cause includes individual performance below minimum performance standards and misconduct.

NEO Change of Control Agreements and Related Cash Severance Benefits

Our company entered into the COC Agreements, effective as of January 1, 2016, with each of our NEOs, except for Mr. Clement, who is a participant in our COC Plan. In addition to the treatment of the benefits described above, our NEOs are entitled to a cash severance benefit if, within two years of a COC, their employment is involuntarily terminated without cause, or they voluntarily resign for good reason. These claims are subject to standard release and waiver of claims requirements.

The COC severance payment is three times (or, in the case of Mr. Clement, 2.5 times) each NEO’s annual base salary and short-term bonus, as defined in their COC Agreements or the COC Plan, as applicable. Also, such severance payments include the continuation of health, medical and other fringe benefits for a period of three (or, in the case of Mr. Clement, 2.5) years following termination. All of our COC Agreements and our COC Plan have a “double-trigger” termination right (requiring both a COC and a qualifying termination of employment in order to receive COC severance payments), and do not include the long-term incentive value in the severance calculation or have tax gross-ups. In addition, each COC Agreement and our COC Plan provides for the payment of a pro-rata short-term bonus for the year of termination.

Vulcan 2017 Proxy Statement	EXECUTIVE COMPENSATION	53

The table below reflects an estimate of the severance payments that would be made to our NEOs if they were terminated as of December 31, 2016, in connection with a COC:

Name	Severance Multiple	2016 Base Salary ($)	Greater of 3-Year Avg or Target Bonus ($)	Total Cash Severance Payments ($)	Pro-rata Bonus ($)	Cash Severance Amount(1) ($)
Tom Hill	3	950,000	1,301,000	6,753,000	1,301,000	8,054,000
John McPherson	3	780,000	1,072,000	5,556,000	1,072,000	6,628,000
Stan Bass	3	550,000	600,000	3,450,000	600,000	4,050,000
Michael Mills	3	550,000	508,667	3,176,001	508,667	3,684,668
David Clement	2.5	332,000	402,667	1,836,668	402,667	2,239,335

(1)	These amounts represent cash severance payments to be paid to the NEOs under the COC Agreements (and, in the case of Mr. Clement, under the COC Plan) in the event of a COC and do not include the value of other COC benefits.

Termination Pay and Benefits Programs

The following chart describes the treatment of different pay and benefit elements in connection with these employment termination events for NEOs:

Program	Retirement/ Retirement Eligible	Involuntary Termination Not For Cause	Resignation	Death Or Disability	Involuntary Termination For Cause
Pension: • Retirement Plan • Supplemental Plan	Participant may commence benefit payment	Participant is considered Terminated Vested(1)	Participant is considered Terminated Vested(1)	In death, spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested(1) depending on age

Executive Deferred Compensation	Payment made in accordance with deferral election	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payment commences the year after death or disability in the form elected	Payout made the year following the year of termination in a lump sum

EIP	Eligible to receive prorated payment	No payment	No payment	Eligible to receive prorated payment	No payment

Stock Options/ SOSARs	Full term to exercise vested options; if 62 or older, non-vested options continue to vest; noncompetition agreement may be required for exercising vested options	Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated. Under death, estate has one year to exercise. Under disability, have full remaining term to exercise.	Forfeit all, vested and non-vested

PSUs	If age 62 or older, vesting is accelerated, otherwise pro-rata vesting	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Forfeit all, vested and non-vested

(1)	“Terminated Vested” means the participant is no longer employed with our company but continues to have a vested interest in the applicable plan.

54	EXECUTIVE COMPENSATION	Vulcan 2017 Proxy Statement

Program	Retirement/ Retirement Eligible	Involuntary Termination Not For Cause	Resignation	Death or Disability	Involuntary Termination For Cause

RSUs	Non-vested units are forfeited	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Non-vested units are forfeited

401(k) Plan	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	Beneficiary may take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2

Supplemental Plan (Defined Contribution)	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1⁄2

Severance Benefits	None	None	None	None	None

Health Benefits	May continue to age 65 if eligibility rules are met	Coverage ceases; eligible for coverage extension under COBRA	Coverage ceases; eligible for coverage extension under COBRA	3 months spousal extension, then COBRA; if eligibility rules are met may continue up to age 65	3 months spousal extension, then COBRA; if eligibility rules are met may continue up to age 65

COC-Related Events

•	A COC occurs under certain of our company’s award agreements executed in connection with the grant of equity awards under the 2006 Plan upon:

(i)	acquisition by any person or group of more than 50% of the total fair market value or voting power of our common stock. A transfer or issuance of our stock is counted only if the stock remains outstanding after the transaction. An increase in stock ownership as a result of the company’s acquisition of its own stock in exchange for property is counted for purposes of the change in ownership standard; or

(ii)	(a) acquisition by a person or group during a 12-month period of stock possessing 30% of the total voting power of our stock, or

(b) replacement of a majority of our Board of Directors during any 12-month period by directors not endorsed by a majority of the members of our Board prior to the date of the appointment or election; or

(iii)	acquisition by a person or group during a 12-month period of assets from our company having a total gross fair market value of 40% of the total gross fair market value of our assets immediately prior to such acquisition. An exception exists for a transfer of our assets to a shareholder controlled entity, including transfer to a person owning 50% or more of the total value or voting power of our shares.

•	For purposes of our COC Agreements, the COC Plan and the 2016 Plan, a COC is defined as: (i) the acquisition by a person or group of 30% or more of the then outstanding common stock or voting securities of our company; or (ii) a change in the majority of members of the Board of Directors; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our company’s assets unless our company’s shareholders before such business combination or sale own more than 50% of the outstanding common stock following the business combination or sale; or (iv) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

•	Involuntary COC Termination or Voluntary COC Termination for Good Reason—Employment is terminated within two years of a COC, other than for cause, or the employee voluntarily terminates for Good Reason.

“Good Reason” would generally be considered to have occurred if there were a reduction in certain types of compensation, a relocation under certain circumstances or a diminution in duties and responsibilities.

Vulcan 2017 Proxy Statement	EXECUTIVE COMPENSATION	55

COC Pay and Benefits Programs

The following table describes treatment of payments under pay and benefit programs upon a COC, and upon an employment termination (voluntary or involuntary) upon a COC:

Plan or Program	COC	COC with Termination (other than cause)
Pension: • Retirement Plan • Supplemental Plan	No payment to NEOs solely upon the COC	No payment to NEOs solely upon the COC
Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days
EIP	The amount paid will be equal to the greater of (i) the average bonus during the three preceding years, (ii) the target bonus, or (iii) the bonus determined under the Plan for the year in which the COC occurs	The amount paid will be equal to the greater of (i) the average bonus during the three preceding years, (ii) the target bonus, or (iii) the bonus determined under the Plan for the year in which the COC occurs
SOSARs(1)	Immediately deemed fully vested and exercisable; remaining term to exercise	Immediately deemed fully vested and exercisable; remaining term to exercise
PSUs(1)	Vesting is accelerated; pay within 2 1/2 months after end of the year in which the COC occurs	Vesting is accelerated; pay within 2 1/2 months after end of the year in which the COC occurs
RSUs(1)	All immediately deemed non-forfeitable; pay within 90 days following the COC	All immediately deemed non-forfeitable; pay within 90 days following the COC
401(k) Plan	No payment to the NEOs solely upon the COC	Service ceases except to the extent that additional service is provided under the terms of the COC Agreements; participant is entitled to distribution
Supplemental Plan (Defined Contribution)	No payment to the NEOs solely upon the COC	Participant is entitled to distribution
Severance Benefits	No payment to the NEOs solely upon the COC	For NEOs with COC Agreements, payment is 3 times the NEO’s annual base salary and short-term bonus. For NEOs under the COC Plan, payment is 2.5 times the NEO’s annual base salary and short-term bonus.
Health Benefits	No payment to the NEOs solely upon the COC	3 year coverage extension provided under the terms of the COC Agreements and 2.5 year coverage extension provided under the terms of the COC Plan

(1)	The accelerated vesting and payment benefits shown in this table relate to awards of SOSARs, PSUs and RSUs granted under the 2006 Plan. Effective May 13, 2016, all long-term incentive awards are granted under the new 2016 Plan, which contains a “double-trigger” change of control requirement for all awards issued under the 2016 Plan. Specifically, the 2016 Plan provides that awards will not vest upon a change of control of Vulcan unless: (i) awards are not assumed, substituted or continued by the surviving company, or (ii) if such awards are assumed, substituted or continued by the surviving company, only upon a participant’s qualifying termination of employment.

Potential Payments

This section describes and estimates payments that would have become payable to the NEOs upon a termination or COC as of December 31, 2016.

Pension Benefits

The monthly amounts that would have become payable to our NEOs if the termination event occurred as of December 31, 2016, under the Retirement Plan and the Supplemental Plan are itemized in the chart set forth on the following page. The amounts shown in the chart are monthly benefit amounts (other than with respect to the accrued benefits payable upon a COC, which would be paid in a lump sum) whereas the pension values shown in the Summary Compensation and Pension Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of our NEOs and their spouses in the event of their death while actively employed. These plans are described in the notes following the Pension Benefits Table. Messrs. Hill, Bass, Mills and Clement were retirement eligible on December 31, 2016. The benefits were determined using the same assumptions used to compute benefit values in the Pension Benefit Table with three exceptions. First, the benefit payments were assumed to commence as soon as possible following December 31, 2016, instead of at normal retirement. Second, approximate early retirement reductions were applied. Finally, the benefits were not adjusted to reflect optional forms of payment. All benefits are the amounts that would be paid monthly over the NEO’s life, except for the value of COC-enhanced benefits which would be paid in a lump sum.

56	EXECUTIVE COMPENSATION	Vulcan 2017 Proxy Statement

Pension Benefits Table

Name		Retirement (Monthly Payments) ($)	Resignation or Involuntary Retirement (monthly payments) ($)	Death (monthly payments to a spouse) ($)	COC (Value of Enhanced Benefits)(1) ($)
Tom Hill	Retirement Plan	7,118	Terminated Vested(2)	n/a	0
	Supplemental Plan	33,639	Terminated Vested(2)	n/a	0
	Defined Contribution	0	None	0	607,770
John McPherson	Retirement Plan	n/a	n/a(3)	n/a	n/a
	Supplemental Plan	n/a	n/a(3)	n/a	n/a
	Defined Contribution	0	None	0	500,040
Stan Bass	Retirement Plan	5,403	Terminated Vested(2)	4,803	0
	Supplemental Plan	15,795	Terminated Vested(2)	14,042	0
	Defined Contribution	0	None	0	310,502
Michael Mills	Retirement Plan	6,908	Terminated Vested(2)	6,107	0
	Supplemental Plan	16,093	Terminated Vested(2)	14,226	0
	Defined Contribution	0	None	0	285,842
David Clement	Retirement Plan	6,597	Terminated Vested(2)	5,832	0
	Supplemental Plan	9,109	Terminated Vested(2)	8,052	0
	Defined Contribution	0	None	0	165,300
(1)	Value of defined contribution enhancement is payable in a lump sum in the event of a COC. The defined contribution amounts represent either 2.5 or 3 years, depending on the NEO, of company matching contributions for each executive.
(2)	Eligible for reduced payments as early as age 55 and unreduced payments at age 62.
(3)	Participation in the Retirement Plan was frozen in 2007. Therefore, Mr. McPherson is not eligible to participate in that Plan.

Performance Share Units (PSUs)

The chart below shows the number of PSUs for which vesting would be accelerated under certain events. Unvested PSUs were adjusted to the maximum allowed under the agreements because the performance was unknown at December 31, 2016.

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

Name	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting
Tom Hill	65,750	76,257	151,200	161,707
John McPherson	0	12,158	124,200	136,358
Stan Bass	21,350	31,857	45,000	55,507
Michael Mills	22,550	33,057	47,200	57,707
David Clement	10,100	11,736	19,400	21,036

Vulcan 2017 Proxy Statement	EXECUTIVE COMPENSATION	57

Stock Only Stock Appreciation Rights (SOSARs)

The chart below shows the number of SOSARs for which vesting would be accelerated under certain events:

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

Name	Number of SOSARs with Accelerated Vesting	Total Number of SOSARs Following Accelerated Vesting	Number of SOSARs with Accelerated Vesting	Total Number of SOSARs Following Accelerated Vesting
Tom Hill	20,600	63,065	63,200	105,665
John McPherson	0	389,575	51,525	441,100
Stan Bass	7,375	56,905	19,200	68,730
Michael Mills	7,650	52,770	19,975	65,095
David Clement	2,695	15,340	7,345	19,990

Restricted Stock Units (RSUs)

The chart below shows the number of RSUs for which vesting would be accelerated under certain events.

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

Name	Number of Restricted Stock Units with Accelerated Vesting	Total Number of Restricted Stock Units Following Accelerated Vesting	Number of Restricted Stock Units with Accelerated Vesting	Total Number of Restricted Stock Units Following Accelerated Vesting
Tom Hill	0	0	20,000	20,000
John McPherson	0	0	20,000	20,000
Stan Bass	0	0	14,000	14,000
Michael Mills	0	0	20,000	20,000
David Clement	0	0	0	0

Executive Deferred Compensation Plan

The aggregate balances reported in the Nonqualified Deferred Compensation Plan Table would be payable to the NEOs as described in the termination events and COC-Related Events chart above. There is no enhancement or acceleration of payments under these plans associated with termination or COC events, other than the lump sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Plan Table.

Health Benefits

Because Messrs. Hill, Bass, Mills and Clement met the age and service eligibility requirement for health care benefits provided to early retirees, there is no incremental payment associated with the termination or COC events. Mr. McPherson did not meet the eligibility requirement; therefore, his incremental cost for health benefits would be approximately $72,547.

58	EXECUTIVE COMPENSATION	Vulcan 2017 Proxy Statement

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, our Board considers the significant amount of time that directors expend on fulfilling their duties to our company, as well as the limited pool of, and competition among public companies for, well-qualified Board members. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair. Annually, the Compensation Committee’s independent compensation consultant evaluates the competitiveness of the company’s non-employee director compensation program relative to peer companies and recommends any changes to the Compensation Committee and full Board for approval.

Directors are subject to a minimum share ownership requirement. Within five years of becoming a director, each director is required to own at least 5,000 shares of our company’s common stock. Shares or units held by a director under a deferred compensation plan are included in calculating the director’s ownership.

CASH COMPENSATION PAID TO BOARD MEMBERS. Members of the Board who are not employees of our company are paid a retainer of $110,000 per year, plus the following fees:

•	$25,000 Lead Director retainer fee;

•	$20,000 Audit Committee chair retainer fee;

•	$15,000 Compensation Committee chair retainer fee; and

•	$10,000 Retainer fee for all other committee chairs.

DEFERRED COMPENSATION PLAN. We maintain a Deferred Compensation Plan for directors who are not employees of our company (Directors’ Deferred Compensation Plan), under which such directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, are either (i) credited with interest at prescribed rates; or (ii) converted into a number of stock equivalents equal to the number of shares of our company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. Whenever a dividend is paid on our common stock, the stock equivalent accounts are credited with an additional number of stock units corresponding to the amount of the dividend. At the end of the deferral period, the stock equivalents are settled in shares of our company’s common stock, and interest-based deferrals are settled in cash. The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of a director’s deferred compensation account in stock or cash, as applicable, if following a Change in Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred

Compensation Plan is terminated; or (iii) our company’s capital structure is changed materially. The Directors’ Deferred Compensation Plan was approved by our company’s shareholders in 1993.

DEFERRED STOCK UNITS. Equity-based grants are awarded to our non-management directors on an annual basis. These grants represent a significant portion of their compensation package. We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock. Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of our company by affording them an opportunity to share in our future success.

In May 2016, 1,300 DSUs were granted to each non-management director pursuant to the 2016 Plan, which was approved by our shareholders in 2016. These units were fully non-forfeitable on the date of the grant; however, payment is deferred until the director ceases to serve on the Board or a COC occurs. The DSUs are an unfunded, unsecured obligation of our company, and no shares have been set aside for these grants. The non-management directors have no right to receive the DSUs until the restrictions imposed either lapse or are waived. Generally, the restrictions expire when the non-management director ceases to be a director because of retirement (age 70 or above), death, disability or a COC. However, the Compensation Committee, subject to Board approval, may waive restrictions in the event the non-management director fails to remain a director for any reason other than retirement at the mandatory age, death or disability. During the period the shares are restricted, the non-management directors have no right to vote the shares. Dividend equivalents are credited as additional DSUs quarterly when dividends are paid on our stock. The DSUs are settled in shares of our common stock when the restrictions expire.

Vulcan 2017 Proxy Statement	DIRECTOR COMPENSATION	59

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation(5) ($)	Total ($)
Elaine L. Chao(1)	110,000	150,982	0	0	0	2,163	263,145
Thomas A. Fanning	110,000	150,982	0	0	0	2,163	263,145
O. B. Grayson Hall, Jr.	120,000	150,982	0	0	0	3,828	274,810
Cynthia L. Hostetler	120,000	150,982	0	0	0	2,163	273,145
Douglas J. McGregor(2)	110,000	150,982	0	0	0	16,939	277,921
Richard T. O’Brien	130,000	150,982	0	0	0	11,999	292,981
James T. Prokopanko	150,000	150,982	0	0	0	10,330	311,312
Donald B. Rice(3)	55,000	0	0	0	0	15,321	70,321
Lee J. Styslinger, III	110,000	150,982	0	0	0	5,162	266,144
Vincent J. Trosino(2)	110,000	150,982	0	0	0	15,095	276,077
Kathleen Wilson-Thompson	120,000	150,982	0	0	0	10,330	281,312

(1)	Ms. Chao resigned from the Board effective as of January 31, 2017, upon her confirmation as Secretary of the United States Department of Transportation.
(2)	The terms of Mr. McGregor and Mr. Trosino will expire at the Annual Meeting.
(3)	Dr. Rice’s term expired at the 2016 Annual Meeting.
(4)	This column represents the accounting expense for the awards granted in 2016; therefore, the values shown are not representative of the amounts that may eventually be realized by a director. Pursuant to SEC rules, we have provided a grant date fair value for stock awards in accordance with the provisions of FASB ASC Topic 718. For DSUs, the fair value is estimated on the date of grant based on the closing market price of our stock ($116.14) on the grant date (May 16, 2016). At December 31, 2016, the aggregate number of DSUs accumulated on account for all years of service, including dividend equivalent units, were:

AGGREGATE ACCUMULATED DSUs

Name	Units
Elaine L. Chao	3,041
Thomas A. Fanning	3,041
O. B. Grayson Hall, Jr.	5,131
Cynthia L. Hostetler	3,041
Douglas J. McGregor	21,591
Richard T. O’Brien	15,388
James T. Prokopanko	13,294
Donald B. Rice	17,969
Lee J. Styslinger, III	6,806
Vincent J. Trosino	19,275
Kathleen Wilson-Thompson	13,294

(5)	None of our directors received perquisites or other personal benefits in excess of $10,000. The amounts set forth in this column represent the accounting expense for the dividend equivalents earned in 2016 by our directors for deferred stock and DSUs which earn dividend equivalents.

60	DIRECTOR COMPENSATION	Vulcan 2017 Proxy Statement

ANNUAL MEETING AND VOTING INFORMATION

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the 2017 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This proxy statement is being made available to all shareholders of record as of the close of business on March 15, 2017, for use at the Annual Meeting. This proxy statement, the accompanying proxy card and our 2016 Annual Report to Shareholders are being first mailed or made available to our shareholders on or about March 27, 2017. The meeting will be held at the Grand Bohemian Hotel, 2655 Lane Park Road, Birmingham, Alabama 35223 on Friday, May 12, 2017, at 9:00 a.m., local time.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the proxy materials?

We are using the SEC’s rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving such notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail.

How can I access the proxy materials over the Internet or obtain a paper copy?

Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:

•  view our proxy materials for the Annual Meeting on the Internet; and

•  obtain a paper copy of the proxy materials by mail.

Your Notice of Internet Availability of Proxy Materials will also provide instructions on how to receive your future proxy materials in printed form by mail or electronically. If you choose to receive future proxy materials electronically, we will provide instructions, containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you revoke it.

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?

You may receive more than one notice of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To vote all of your shares by proxy, you must either (i) complete, date, sign and return each proxy card and voting instruction card that you receive or (ii) vote over the Internet or telephone the shares represented by each notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of the notices).

What proposals are to be presented at the Annual Meeting?

The purpose of the Annual Meeting is to (i) elect four nominees as directors, (ii) approve, on an advisory basis, the compensation of our named executive officers, (iii) vote, on an advisory basis, on the frequency of future advisory votes on executive compensation, (iv) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017, and (v) conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who can attend the Annual Meeting?

Only shareholders as of the close of business on March 15, 2017 (the record date for the Annual Meeting), their authorized representatives and invited guests of our company will be permitted to attend the Annual Meeting. Proof of ownership of Vulcan common stock as of the record date, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker, trustee or nominee and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, and a legal proxy from your bank, broker, trustee or nominee entitling you to vote the shares held as of the record date at the Annual Meeting, along with personal identification, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 12, 2017 THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2016 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.PROXYVOTE.COM

Vulcan 2017 Proxy Statement	ANNUAL MEETING AND VOTING INFORMATION	61

Who is entitled to vote?

All of our shareholders as of the record date, March 15, 2017, will be entitled to vote at the Annual Meeting. As of the close of business on that date, approximately 132,636,842 shares were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a shareholder of record and a beneficial holder of shares?

If your common stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the notice or proxy materials have been sent or provided directly to you.

If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the notice card or proxy materials should have been forwarded to you by your brokerage firm, bank or other nominee, or their agent, which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker, trustee or nominee on how to vote the shares by using the voting instruction card or by following their instructions for voting by telephone or internet.

How do I vote?

Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting in person. You can vote by one of the following manners:

•	By Internet—Shareholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card (if received by mail). Shareholders who are beneficial holders may vote by Internet by following the instructions on the voting instruction card sent to them by their bank, broker, trustee or nominee.

•	By Telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling the toll-free number on your proxy card (if received by mail) and following the instructions. Shareholders of record will need to have the control number that appears on their proxy card available when voting. In addition, shareholders who are beneficial holders living in the United States or Canada and who have received a voting instruction card by mail from their bank, broker, trustee or nominee may vote by phone by calling the number specified on the voting instruction card. Those shareholders should check the voting instruction card for telephone voting availability.

•	By Mail—Shareholders of record who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Shareholders who are beneficial holders who have received a voting instruction card from their bank, broker or nominee may return the voting instruction card by mail as set forth on the card.

•	In Person—Shareholders of record may vote shares held in their name in person at the Annual Meeting. You also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Shares for which a shareholder is the beneficial holder but not the shareholder of record may be voted in person at the Annual Meeting only if such shareholder is able to obtain a legal proxy from the bank, broker or nominee that holds the shareholder’s shares, indicating that the shareholder was the beneficial holder as of the record date and the number of shares for which the shareholder was the beneficial holder on the record date.

Shareholders are encouraged to vote their proxies by Internet, telephone or completing, signing, dating and returning a proxy card or voting instruction card, but not by more than one method. If you vote by more than one method, or vote multiple times using the same method, only the last-dated vote that is received by the inspector of election will be counted, and each previous vote will be disregarded.

If you receive more than one set of proxy materials or more than one proxy card or voting instruction card, it may mean that you hold shares of Vulcan stock in more than one account. You must return a proxy or voting instruction card or vote using one of the methods described above for EACH account in which you own shares.

What constitutes a quorum for the Annual Meeting?

A majority of the issued and outstanding shares of the common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum.

How many votes are required to pass each of the proposals?

The votes required to approve each matter to be considered by Vulcan’s shareholders at the Annual Meeting are set forth below:

Proposal 1—Election of Directors: Each Vulcan shareholder has the right to vote each share of stock owned by such shareholder on the record date for four director nominees. Cumulative voting is not permitted. To be elected, a director-nominee must receive a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast for such purposes and, therefore, will have no effect on the results of the election.

Proposal 2—Advisory Vote on Compensation of our Named Executive Officers: The affirmative vote of a majority of the votes cast on this proposal is required to approve, on an advisory basis, the compensation of the named executive officers set forth in this proxy statement. Abstentions and broker non-votes will have no effect on the results of this vote.

62	ANNUAL MEETING AND VOTING INFORMATION	Vulcan 2017 Proxy Statement

Proposal 3—Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation: The affirmative vote of a majority of the votes cast on this proposal is required to approve, on an advisory basis, the frequency of future advisory votes on executive compensation. If no frequency option receives a majority of the votes cast, the frequency option that receives the highest number of the votes cast will be considered the shareholders’ preference for the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on the results of this vote.

Proposal 4—Ratification of Appointment of Deloitte & Touche LLP: The affirmative vote of a majority of the votes cast on this proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017. Abstentions and broker non-votes will have no effect on the results of this vote.

Who is soliciting my vote?

Our Board of Directors is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the proxy card will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How does the Board recommend shareholders vote?

The Board recommends that you vote:

•	FOR the election of the following three individuals nominated by the Board as directors for three-year terms: O.B. Grayson Hall, Jr., James T. Prokopanko and Kathleen Wilson-Thompson, and one individual nominated by the Board for a two-year term: David P. Steiner.

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	for 1 YEAR, on an advisory basis, on the frequency of future advisory votes on executive compensation; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

Will my shares be voted if I do nothing?

If you are a shareholder of record, you must sign and return a proxy card, submit your proxy by telephone or Internet, or attend the Annual Meeting in person, in order for your shares to be voted.

If your common stock is held through a broker, bank or other nominee, you will receive instructions from such entity that you must follow in order to have your shares voted. You must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial holder whose shares are held of record by a broker, bank or nominee, then your broker, bank or nominee has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017, even if the broker, bank or nominee does not receive voting instructions from you. However, your broker, bank or nominee does not have discretionary authority to vote on (i) the election of the four nominees as directors, (ii) the advisory approval of compensation of our NEOs, or (iii) the advisory vote on the frequency of future advisory votes on executive compensation.

How can I revoke my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by taking one of the following actions:

•	by giving written notice of the revocation prior to the commencement of the Annual Meeting to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242;

•	by executing and delivering another valid proxy with a later date;

•	by voting by telephone or Internet at a later date; or

•	by attending the Annual Meeting and voting in person by written ballot, if you are a shareholder of record or, if you are a beneficial holder of your shares, with a legal proxy from the entity that holds your shares giving you the right to vote the shares.

If you are a beneficial holder of your shares and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

If you vote the same shares by more than one method or vote multiple times with respect to the same shares using the same method, only the last-dated vote that is received will be counted, and each previous vote will be disregarded.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements;

Vulcan 2017 Proxy Statement	ANNUAL MEETING AND VOTING INFORMATION	63

(2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

Who will pay for the costs involved in the solicitation of proxies?

The company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone or email by directors, officers, or regular employees of the company. In addition, the company has engaged MacKenzie Partners, Inc. to act as its proxy solicitor and has agreed to pay it approximately $9,500 plus reasonable fees and expenses for such services.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials or in “notice and access” will receive only one copy of this Notice of Annual Meeting and proxy statement and the 2016 Annual Report to Shareholders, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. If you and other Vulcan shareholders living in your household do not have the same last name, you also may request to receive only one copy of future proxy statements and annual reports to shareholders.

Householding reduces our printing costs and postage fees and conserves natural resources. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and proxy statement and any accompanying documents, or if you hold Vulcan stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please obtain instructions by contacting us at the following address or phone number: Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Mark D. Warren, Director, Investor Relations, phone: (205) 298-3200.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and proxy statement and any accompanying documents, please contact us at the address or phone number indicated above and a separate copy will be sent to you promptly. If you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us at the address or phone number indicated above.

If you are a beneficial holder, you can request information about householding from your broker, bank or other holder of record.

Could other matters be decided at the Annual Meeting?

As of the mailing date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

If you return your signed and completed proxy card or vote by telephone or Internet and other matters are properly presented at the Annual Meeting for consideration, your shares will be voted as the Board of Directors recommends.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting and posted on our website.

Whom should I call if I have questions about the Annual Meeting?

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, whose information is listed below:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone: (212) 929-5500 (Call Collect) or

Call Toll-Free (800) 322-2885

proxy@MacKenziePartners.com

OUR ANNUAL REPORT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 WILL BE PROVIDED TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO: MARK D. WARREN, DIRECTOR, INVESTOR RELATIONS, VULCAN MATERIALS COMPANY, 1200 URBAN CENTER DRIVE, BIRMINGHAM, ALABAMA 35242.

64	ANNUAL MEETING AND VOTING INFORMATION	Vulcan 2017 Proxy Statement

GENERAL INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, each of our directors, executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of our common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2016, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2016, all reports were filed in a timely manner, except that a Form 4 reporting certain gifts of our common stock for Michael R. Mills was filed on March 20, 2017.

SHAREHOLDER PROPOSALS FOR 2018

To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2018 Annual Meeting, a shareholder’s proposal must be received by us at our principal office no later than November 27, 2017. Proposals should be addressed to Jerry F. Perkins Jr., General Counsel and Secretary, 1200 Urban Center Drive, Birmingham, Alabama 35242. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2018 proxy statement. If a shareholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Exchange Act Rule 14a-8, including with respect to nominations for election as directors, the shareholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that shareholder proposals and director nominations to be considered at an annual meeting may be made by a shareholder only if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the matter to our corporate secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, or between January 12, 2018 and February 11, 2018. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by our company. The notice must set forth the information required by the provisions of our bylaws dealing with shareholder proposals and nominations of directors.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this proxy statement, including expectations regarding future performance, contain forward-looking statements. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; risks that changes in Vulcan’s effective tax rate can adversely impact results; risks associated with Vulcan’s reliance on information technology infrastructure for its ticketing, procurement, financial statements and other processes that could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s business and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, greenhouse gas emissions, the definition of minerals or international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the

Vulcan 2017 Proxy Statement	GENERAL INFORMATION	65

amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean up costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

VULCAN MATERIALS COMPANY

JERRY F. PERKINS JR.

General Counsel and Secretary

1200 Urban Center Drive

Birmingham, Alabama 35242

March 27, 2017

66	GENERAL INFORMATION	Vulcan 2017 Proxy Statement

ANNEX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Generally Accepted Accounting Principles (GAAP) does not define “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We use this metric to assess the operating performance of our business and for a basis of strategic planning and forecasting. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings from period to period. Reconciliations of this metric to its nearest GAAP measure are presented below:

EBITDA AND ADJUSTED EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations.

IN MILLIONS	2016	2015	2014
Net earnings	$419.5	$221.2	$204.9
Income tax expense	124.9	94.9	91.7
Interest expense, net of interest income	133.3	220.3	242.4
Loss on discontinued operations, net of tax	2.9	11.7	2.2
Depreciation, depletion, accretion and amortization	284.9	274.8	279.5
EBITDA	$965.5	$822.9	$820.7
Gain on sale of real estate and businesses	(16.2)	(6.3)	(238.5)
Business interruption claims recovery, net of incentives	(11.0)	0.0	0.0
Charges associated with divested operations	16.9	7.1	11.9
Fair market value adjustments for acquired inventory	0.0	1.0	1.6
Asset impairment	10.5	5.2	3.1
Restructuring charges	0.3	5.0	1.3
Adjusted EBITDA	$966.0	$834.9	$600.1

Adjusted EBITDA for 2015 and 2014 has been revised to conform with the 2016 presentation which no longer includes an adjustment for amortization of deferred revenue and charges associated with business development. Adjusting for amortization of deferred revenue is no longer meaningful as all periods presented include amortization of deferred revenue at amounts that are substantially equivalent.

Unlike many of our competitors, we do not exclude share-based compensation from our Adjusted EBITDA earnings metric, as we view it as a recurring operating expense. Refer to our statements of cash flows for the expense incurred related to our share-based compensation plans.

EBITDA EP CALCULATION

EBITDA EP is Adjusted EBITDA less capital charge (average operating capital employed x pretax cost of capital).

IN MILLIONS	2016
Adjusted EBITDA	$966.0
Performance adjustments	(1.7)
EP Adjusted EBITDA	$964.3
Average operating capital employed	3,694.4
Pretax cost of capital	13.2%
Capital charge	(488.2)
EBITDA EP	$476.1

Vulcan 2017 Proxy Statement	ANNEX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	67

GAAP does not define “cash gross profit” and it should not be considered as an alternative to earnings measures defined by GAAP. We present this metric for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance. We and the investment community use this metric to assess the operating performance of our business. We do not use this metric as a measure to allocate resources. Reconciliation of this metric to its nearest GAAP measure is presented below.

CASH GROSS PROFIT

Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit.

IN MILLIONS, EXCEPT PER TON DATA	2016	2015	2014
Aggregates segment
Gross profit	$873.1	$755.7	$544.1
Depreciation, depletion, accretion and amortization	$236.5	$228.5	$227.0
Aggregates segment cash gross profit	$1,109.6	$984.2	$771.1
Unit shipments—tons	181.4	178.3	162.4
Aggregates segment cash gross profit per ton	$6.12	$5.52	$4.75

We present Aggregates segment gross profit margin as a percentage of freight-adjusted revenues as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes freight, delivery and transportation revenues, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Reconciliation of this metric to its nearest GAAP measure is presented below.

AGGREGATES SEGMENT GROSS PROFIT MARGIN AS A PERCENTAGE OF FREIGHT-ADJUSTED REVENUES

Freight-adjusted revenues excludes pass-through freight, delivery and transportation revenues as well as immaterial other revenues related to services, such as landfill tipping fees.

IN MILLIONS	2016	2015	2014
Aggregates segment gross profit	$873.1	$755.7	$544.1
Segment sales	2,961.8	2,777.8	2,346.4
Excluding
Freight, delivery and transportation revenues	651.9	644.7	532.2
Other revenues	15.7	20.6	20.2
Freight-adjusted revenues	$2,294.2	$2,112.5	$1,794.0
Gross profit as a percentage of freight-adjusted revenues	38%	36%	30%

68	ANNEX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	Vulcan 2017 Proxy Statement

VOTE BY INTERNET - www.proxyvote.com
VULCAN MATERIALS COMPANY

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

1200 URBAN CENTER DR BIRMINGHAM, AL 35242	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19948-P88273 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VULCAN MATERIALS COMPANY

The Board of Directors recommends you vote FOR the director nominees listed in proposal 1.						The Board of Directors recommends you vote for 1 YEAR on proposal 3.	1 Year	2 Years	3 Years	Abstain
1.	Election of Directors Nominees:		For	Against	Abstain	3. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
	1a. O. B. Grayson Hall, Jr.		☐	☐	☐
	1b. James T. Prokopanko		☐	☐	☐	The Board of Directors recommends you vote FOR proposal 4.		For	Against	Abstain
	1c. David P. Steiner 1d. Kathleen Wilson-Thompson		☐ ☐	☐ ☐	☐ ☐	4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.		☐	☐	☐
The Board of Directors recommends you vote FOR proposal 2. 2. Approval, on an advisory basis, of the compensation of our named executive officers.			☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E19949-P88273
VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders May 12, 2017 This proxy is solicited by the Board of Directors

The undersigned hereby appoints Cynthia L. Hostetler, Richard T. O’Brien and Lee J. Styslinger, III, each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vulcan Materials Company common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Shareholders of the Company to be held on Friday, May 12, 2017, at 9:00 a.m., local time, at the Grand Bohemian Hotel, 2655 Lane Park Road, Birmingham, Alabama 35223, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Shares represented by this proxy will be voted as directed by the undersigned. If this proxy is signed and no such directions are indicated, the proxies have authority to vote “FOR” election of all director nominees, “FOR” approval, on an advisory basis, of the compensation of our named executive officers, for “1 YEAR” on the advisory vote on the frequency of future advisory votes on executive compensation, and “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

Continued and to be signed on reverse side

V.1.1